      As filed with the Securities and Exchange Commission on March 3, 2000
                                                      Registration No. _________
================================================================================

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                           Global MAINTECH Corporation
                (Name of registrant as specified in its charter)

           Minnesota                         3571                   41-1523657
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization)  Classification Code Number) Identification No.)


                             7578 Market Place Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 944-0400
   (Address and telephone number of registrant's principal executive offices)

                                   Trent Wong
                             Chief Executive Officer
                           Global MAINTECH Corporation
                             7578 Market Place Drive
                          Eden Prairie, Minnesota 55344
                                 (612) 944-0400
            (Name, address and telephone number of agent for service)

                                   Copies to:

          Kenneth L. Cutler, Esq.                  Wendy Skjerven, Esq.
           Dorsey & Whitney LLP               Leonard Street & Deinard, P.A.
          Pillsbury Center South                        Suite 2300
          220 South Sixth Street                  150 South Fifth Street
       Minneapolis, Minnesota 55402            Minneapolis, Minnesota 55402
              (612) 340-2600                          (612) 335-1500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_] _______

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                         Proposed
                                                                   Proposed              Maximum
      Title of Each Class of             Proposed Amount        Maximum Offering         Aggregate             Amount of
    Securities to be Registered          to be Registered      Price per Unit (1)    Offering Price (1)    Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value             3,074,726 shares (2)        $9.375               $28,825,556             $7,610
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the common stock on February 25, 2000 as reported on the over-the-counter bulletin board.

(2) Pursuant to Rule 416 under the Securities Act, includes additional shares of common stock that may be issued as a result of the anti-dilution provisions of the Series B, D, E and F convertible preferred stock and warrants.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the "Securities Act"), or until the registration statement shall become effective on the date the Securities and Exchange Commission, acting pursuant to said Section 8(a), determines.

                                   PROSPECTUS


                           Global MAINTECH Corporation

                        --------------------------------

                        3,074,726 shares of common stock

                        --------------------------------

     This prospectus relates to shares of common stock of Global MAINTECH Corporation that may be offered for resale by the selling shareholders. We will not receive any proceeds from the sale of the shares.

     These securities may be sold from time to time by the selling shareholders listed on page 11 through public or private transactions at prevailing market prices or at privately negotiated prices.


         Symbol:  GLBM
         Market:  Over-the-Counter Bulletin Board
         Closing sale price on March 2, 2000: $8.75


                              ---------------------


     Consider carefully the Risk Factors beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


           The date of this prospectus is ____________________, 2000.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary...........................................................2

Risk Factors.................................................................8

Use of Proceeds.............................................................11

Selling Shareholders........................................................12

Plan of Distribution........................................................13

Business....................................................................13

Management..................................................................18

Management's Discussion And Analysis of Financial
    Condition And Results of Operations.....................................20

Security Ownership of Certain Beneficial
    Owners And Management...................................................26

Executive Compensation......................................................28

Market For Common Equity And Related Stockholder Matters....................30

Dividend Policy.............................................................30

Description of Capital Stock................................................30

Certain Transactions........................................................32

Recent Developments.........................................................33

Legal Proceedings...........................................................34

Description of Property.....................................................34

Experts.....................................................................35

Legal Matters...............................................................35

Where You Can Find More Information.........................................35

Financial Statements.......................................................F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in the prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements of Global MAINTECH Corporation, including the notes to the financial statements, appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Investors should carefully consider the information under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements."

About Global MAINTECH Corporation

     We are engaged in the business of providing systems and network management products and services primarily to computer data centers located in the United States. Computer data centers, in general, operate a wide range of computer devices that are used to perform automated tasks such as monitoring and controlling external equipment and data manipulation, storage and retrieval. In recent years, systems and network management products have become increasingly important to the efficient operation of computer data centers because these centers generally have evolved to perform increasingly complex and diverse tasks. This growing complexity and diversity is partly due to the shift with respect to computer functionality from an emphasis on centralized computer centers, many of which were based upon mainframe technology, to local area networks, or LANs, and wide area networks, or WANs, that connect computer workstations to each other in one location or in numerous locations across a wide geographic area. Different devices, operating systems, configurations and applications are used for centralized computer centers than LAN and WAN systems, which typically use only one of two operating systems, UNIX or Windows NT.

     The systems and network management tools perform one or more of the following eight primary functions:

     o  event management
     o  problem or fault management
     o  performance management
     o  capacity management
     o  storage management
     o  enterprise scheduling
     o  change management
     o  security management

Our primary product, the Virtual Command Center, or VCC(TM), is designed to connect and control systems and network management tools that collectively perform all of these functions and this connection and control can be exercised simultaneously at one or more sites anywhere in the world. The VCC provides a centralized location from which to provide systems and network management functions on an enterprise-wide basis, a process commonly referred to as computer console consolidation.

Monitoring Products and Services
--------------------------------

     VCC. This product is a computer system, consisting of hardware and software, which monitors and controls diverse computers in a data center from a single, master console. A console is a computer terminal with access to the internal operation of other computers. The VCC can simultaneously manage servers, networks, mainframes and mid-range computers such as those with UNIX, Microsoft and Windows NT platforms.

     Global Watch MVS/SNA. This product can operate on a stand-alone or fully integrated basis with the VCC to manage a customer's networked environment for IBM's mainframe-based Net View application and customers have confirmed it uses only approximately 5% of the processing capacity required by Net View. In addition, it reduces exposure to network outages, improves average repair times on network problems and provides many analytic problem-solving tools.

     Alarm Point(TM). This product can operate on a stand-alone or fully integrated basis with the VCC. It is an intelligent event notification system designed to receive status messages from event and system management tools, including the VCC, Hewlett-Packard's Open View, IBM's Tivoli TME, Computer Associates' Unicenter, and Cabletron's SPECTRUM, to alert the proper people of critical alarms. Alarm Point makes note of an appropriate "event" by making calls to all types of phones, digital and alphanumeric pagers, faxes and e-mail.

     Professional Services. We also provide systems management consulting services. Our goal is to train people in data center operations regarding the proper installation and optimal use of our systems management products, as well as those of other manufacturers. We also install the industry's leading systems management products, including our own.

Tape Library Storage Products
-----------------------------

     Through our acquisition of Breece Hill Technologies, Inc., effective on April 1, 1999, we supplied automated tape libraries used to backup, restore and archive information stored in networks on servers, PC's and workstations, and on-line data storage subsystems. On February 3, 2000, we entered into an agreement relating to the sale of Breece Hill to Tandberg Data ASA of Oslo, Norway. The sale is subject to shareholder approval. See "Recent Developments."

About the Offering

     The selling shareholders named on page 12 are offering 3,074,726 shares of Global MAINTECH's common stock for resale. Global MAINTECH will not receive any proceeds from the sale of these shares.

Dilution

     The shares of common stock offered by this prospectus are shares issued or issuable to holders of four types of our convertible preferred stock that we recently sold to these holders: Series B, Series D, Series E and Series F.

     Series B Stock
     --------------

     From August 15, 1998 to December 31, 1998, we sold 67,192 units in a private placement at a purchase price per unit of $32.50, as adjusted for our reverse stock split. Each unit consisted of one share of Series B convertible preferred stock and one warrant to purchase shares of common stock. Each share of Series B stock is convertible into the number of shares calculated by dividing the per unit purchase price of $32.50 by the conversion price. The conversion price is based on 80% of the average closing bid price of the common stock for the 20 consecutive trading days immediately before the conversion date but may not be more than $12.50 or less than $3.75. The warrants entitle the holder to purchase common stock at $16.25 per share at any time before five years after the date the warrants were issued, unless we previously redeem them. Each warrant entitles the holder to purchase the same number of shares of common stock into which the share of Series B stock to which the warrant was attached shall have been converted. The holders of Series B stock also are entitled to receive dividends at the annual rate of 8% of the per unit purchase price, which is payable upon conversion of the Series B stock. Global MAINTECH may pay this in cash or as shares of common stock. The number of shares of common stock issuable as a dividend payment will be equal to the total dividend payment then due divided by the average closing bid price for one share of common stock for the 10 consecutive trading days immediately before the payment of the dividends.

     Series C Stock
     --------------

     On March 25, 1999, we sold 1,600 shares of Series C convertible preferred stock and warrants to purchase 20,000 shares of common stock in a private placement, as adjusted for the reverse stock split. In addition, the placement agent for this sale received 75 shares of Series C stock and a warrant to purchase an aggregate of 20,000 shares of common stock. On January 19, 2000, the holders of Series C stock and warrants to purchase shares of common stock exchanged their Series C shares and those warrants for shares of Series D stock and new warrants, adjusted for our reverse stock split, as described below under "Series D Stock."

     Series D Stock
     --------------

     On January 19, 2000, we issued 2,725 shares of Series D Convertible Preferred Stock in a private placement. The shares were issued as follows: (1) 700 shares to new investors for $700,000 in the aggregate; (2) 300 shares to certain investors upon conversion of $300,000 of convertible promissory notes issued by Global MAINTECH, (3) 1,600 shares to the holders of Global MAINTECH's then outstanding Series C Convertible Preferred Stock in exchange for all of their Series C shares; and (4) 125 shares to the placement agent as compensation for placement agent services. In addition, in connection with the Series D Stock offering (1) the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of common stock in exchange for the warrants issued to them in the Series C offering. We also issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C shares. Each share of Series D Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. Holders of Series D Stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable, upon conversion of the Series D Stock, in either cash or shares of common stock, at the option of the Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant.

     Series E Stock
     --------------

     On December 30, 1999, we issued 2,650 shares of Series E Convertible Preferred Stock and warrants to purchase 51,000 shares of common stock in a private placement for consideration totaling $2,650,000. Each share of Series E Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.125. The holders of Series E Stock are also entitled to receive dividends at the annual rate of 8% of the per share purchase price. The dividends are payable upon conversion of the Series E Stock, in either cash or shares of common stock, at the option of Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $5.125 per share at any time before the fifth anniversary of the date of issuance of the warrant.

     Series F Stock
     --------------

     On February 17, 2000, we issued 2,000 shares of Series F Convertible Preferred Stock and warrants to purchase 50,000 shares of common stock in a private placement for consideration totaling $2,000,000. Each share of Series F Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $6.75. The holders of Series F Stock are also entitled to receive dividends at the annual rate of 8% of the per share purchase price. The dividends are payable upon conversion of the Series F Stock, in either cash or shares of common stock, at the option of Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $11.00 per share at any time before the fifth anniversary of the date of issuance of the warrant.

     Conversion
     ----------

     The tables below show the total number and the percentage amounts of common shares issuable upon conversion of the Series B stock (and related warrants) based on the minimum and maximum conversion prices described above, and the same information for the Series D stock, Series E stock and Series F stock (and related warrants) based on the maximum conversion price described above. The tables also include the maximum number of shares of common stock that may be issued to the holders as dividends during the three years following the issuance of the preferred stock.

                                                                                      Approximate
                                                                                     percentage of
                       Common shares       Common shares                            common stock
   Conversion          issuable upon       issuable upon       Common shares       outstanding as
    price of           conversion of       conversion of        issuable as         of February 23,
 Series B Stock       Series B Stock         warrants            dividends                2000
-----------------  -------------------   -----------------   -----------------  --------------------
$12.50 per share        134,660                  --                 --                     2.3%
$3.75 per share         448,865                  --                 --                     7.6%

                                                                                     Approximate
                                                                                    percentage of
                      Common shares        Common shares                            common stock
  Conversion          issuable upon        issuable upon       Common shares       outstanding as
   price of           conversion of        conversion of        issuable as         of February 23,
 Series D Stock       Series D Stock         warrants            dividends               2000
-----------------  -------------------   -----------------   -----------------  --------------------
$5.4375 per share       651,149               20,000                --                  8.5%

                                                                                     Approximate
                                                                                    percentage of
                      Common shares        Common shares                            common stock
  Conversion          issuable upon        issuable upon        Common shares      outstanding as
   price of           conversion of        conversion of         issuable as       of February 23,
 Series E Stock       Series E Stock         warrants             dividends             2000
-----------------  -------------------   -----------------   -----------------  --------------------
$5.125 per share        517,073               51,000                --                  9.6%

                                                                                     Approximate
                                                                                    percentage of
                      Common shares        Common shares                            common stock
   Conversion         issuable upon        issuable upon        Common shares      outstanding as
    price of          conversion of        conversion of         issuable as       of February 23,
 Series F Stock       Series F Stock         warrants             dividends             2000
-----------------  -------------------   -----------------   -----------------  --------------------
$6.75 per share         296,296               50,000                --                  5.8%

     The tables below show the total number and the percentage amounts of common shares issuable upon conversion of the preferred stock and warrants as if such preferred stock and warrants were converted as of February 23, 2000. The conversion of the Series B stock (and related warrants) is based on a conversion price of $7.11, which is 80% of the closing bid price for the common stock for the 20-day period ending on February 23, 2000. The conversion of the Series D stock, Series E stock and Series F stock is based on a conversion price of $7.04, which is 75% of the average of the three lowest closing bid prices of the common stock for the 15-day period ending on January 24, 2000. The following tables exclude shares of common stock that may be issued as dividends on the Series B stock, Series D stock, Series E stock and Series F stock.


                                 Common shares              Approximate
                                 issuable upon             percentage of
     Conversion                  conversion of             common stock
      price of                  Series B Stock           outstanding as of
   Series B Stock                and warrants            February 23, 2000
---------------------      -------------------------    ---------------------
$7.11 per share                    240,307                      4.1%


                                 Common shares              Approximate
                                 issuable upon             percentage of
     Conversion                  conversion of              common stock
      price of                   Series D Stock          outstanding as of
   Series D Stock                 and warrants           February 23, 2000
---------------------       ------------------------    ----------------------
$7.04 per share                     537,039                     9.1%


                                 Common shares              Approximate
                                 issuable upon             percentage of
     Conversion                  conversion of              common stock
      price of                   Series E Stock          outstanding as of
   Series E Stock                 and warrants           February 23, 2000
---------------------       ------------------------    ----------------------
$7.04 per share                     376,387                     6.4%


                                 Common shares              Approximate
                                 issuable upon             percentage of
     Conversion                  conversion of              common stock
      price of                   Series F Stock          outstanding as of
   Series F Stock                 and warrants           February 23, 2000
---------------------       ------------------------    ----------------------
$7.04 per share                     334,066                     5.6%

     Investors should be aware that as the common stock's market price decreases, the number of common stock shares underlying the preferred stock continues to increase. Therefore, the lower the common stock's market price at the time of conversion of the preferred stock and exercise of the warrants described above, the more common stock shares the holder is entitled to receive upon conversion of preferred shares. If a holder of preferred stock converts and then sells the common stock received upon conversion, the common stock's market price may decrease due to the additional shares in the market, allowing the selling holder to convert the preferred stock into greater amounts of common stock shares, the sale of which could further depress the common stock's market price. The significant downward pressure on the common stock's market price as a holder of the preferred stock converts and sells material amounts of the common stock shares could encourage short sales by other holders or others, placing further downward pressure on the common stock's market price. The conversion of the preferred stock may result in substantial dilution to the interests of other common shareholders since each holder of the preferred stock may ultimately convert and then sell the full amount of common stock shares issuable upon conversion. Investors should consider carefully this potential dilutive effect and the other risks described beginning on page 8 of this prospectus.

                             Summary Financial Data

     The following table summarizes the financial data for our business. The unaudited financial data for the nine months ended September 30, 1999 includes Breece Hill Technologies, Inc.'s operating results for the nine month period ended September 30, 1999 but does not include Breece Hill Technologies, Inc.'s results of operations prior to April 1, 1999, which was the effective date of our acquisition of Breece Hill. The nine months ended September 30, 1999 (giving effect to discontinued operations) presents Breece Hill as a discontinued operation as a result of actions taken by management in December 1999 to offer Breece Hill for sale. Please see the financial information beginning on page F-1.




                                                                                                 Nine Months
                                                                                               Ended September
                                                 Year Ended           Nine Months Ended       30, 1999 (giving
                                                December 31,            September 30,            effect to
                                            --------------------   -----------------------     discontinued
                                              1998        1997        1999         1998          operation)
                                            ---------   --------   ----------    ---------    --------------
                                                       (dollars in thousands, except per share data)
Statement of Operations Data:
Net Sales................................   $   6,209   $  3,002   $   25,895    $   5,132    $      7,134
Cost of Sales............................      (2,323)     (762)      (16,310)      (1,770)         (2,169)
                                            ---------   --------   ----------    ---------    --------------
Gross Profit.............................       3,886      2,240        9,585        3,362           4,965
Operating Expenses.......................      (5,705)   (1,969)      (14,958)      (2,926)         (8,724)
Other Expense, Net.......................        (184)     (113)       (2,171)        (124)         (1,678)
                                            ---------   --------   ----------    ---------    --------------
Net Income (Loss) before cumulative
  effect of accounting change............      (2,003)       158       (7,544)         312          (5,437)
Net Loss from Operations of
   Discontinued Operation................          --         --           --           --          (2,107)
Gain from Discontinued Operations........          --         70           --           --              --
Cumulative Effect of Change in
   Accounting Principle..................          --         --          100           --             100
                                            ---------   --------   ----------    ---------    --------------
Net Income (Loss)........................   $  (2,003)  $    228   $   (7,444)   $     312    $     (7,444)
                                            =========   ========   ==========    =========    ==============

Basic Income (Loss) per Share:
   Continuing Operations.................       (0.55)      0.05       (2.013)       0.089          (1.468)
   Operations of Discontinued Operation..          --         --           --           --          (0.545)
   Net Income (Loss).....................       (0.55)      0.07       (1.987)       0.089          (1.987)

Diluted Income (Loss) per Share:
  Continuing Operations.................       (0.55)      0.04       (2.013)       0.077          (1.468)
   Operations of Discontinued Operations.          --         --           --           --          (0.545)
   Net Income (Loss).....................       (0.55)      0.06       (1.987)       0.077          (1.987)

Shares Used in Calculations (in thousands):
   Basic.................................       3,670      3,184        3,868        3,522           3,868
   Diluted...............................       3,670      3,911        3,868        4,061           3,868

Balance Sheet Data (as of period end):
Cash and Cash Equivalents................     $   664   $  1,727   $      754    $     300    $        466
Working Capital (Deficit)................       2,068      2,884       (4,319)       3,661           2,390
Total Assets.............................       9,133      5,863       42,300        8,424          28,534
Total Stockholders' Equity...............       5,443      3,281       16,702        5,701          16,702

                Anticipated Charges in the Fourth Quarter of 1999

     Our independent auditor has not yet completed the audit of our financial statements at and for the year ended December 31, 1999. Due to the asset sale to MT Acquiring Corp., the proposed settlement with Infinite Graphics Incorporated, the proposed sale of Breece Hill and re-evaluation of the recoverability of certain tangible and intangible assets during the fourth quarter of 1999, we are anticipating a charge of between $10 million to $12 million in December 1999 related to such items. See "Recent Developments." In addition, we are anticipating other operating losses, exclusive of the items above between $9 million and $11 million for the fourth quarter of 1999, approximately $5 million to $6 million of which are related to compensation paid to third parties through grants of equity instruments. Based upon September 30, 1999 year-to-date net loss of $7.4 million and upon consideration of the items above, we anticipate fiscal year 1999 net loss to be between $26 million and $30 million.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to purchase the securities offered. Any of the following risks could have a material adverse effect on our business, financial condition or results of operations or on the value of the securities you purchase.

We have fewer resources than most of our competitors.

     Our industry is characterized by rapidly evolving technology and intense competition. We know of several other competitors that have substantially greater resources and experience in research and development and marketing than we do. These companies may represent significant competition for us because they produce components that could be combined to form a system like ours. There is a risk that competitors will develop or market technologies and products that are more effective than ours or that would make our technology and products obsolete or noncompetitive. If a product developed by a competitor is more effective than our products, our business, financial condition and results of operations could be materially and adversely affected.

Our success depends on our ability to sell our newly acquired products.

     We recently purchased three new product lines:

     o In September 1999, we acquired from Lavenir Technology, Inc., a California corporation, a suite of CAD/CAM software products, including the ability to design, test, verify and repair precision graphics designs.

     o In November 1998, we acquired from Enterprise Solutions, Inc., an Ohio corporation, a suite of software products that notify a person by telephone, pager or the Internet of critical data center events. We also obtained Enterprise Solutions' short-term consulting business.

     o In October 1998, we acquired from Asset Sentinel, Inc., a Minnesota corporation, a suite of software products that provide updated mapping of network, cable and telephone lines in buildings and computer centers.

There is a risk that we will not be able to successfully integrate the employees we hired from Lavenir, Enterprise Solutions and Asset Sentinel into our own workforce. There is also a risk that we will not be able to market and sell these newly acquired product lines on a profitable basis for the next several years. If we are unable to integrate such employees or to market and sell these products successfully, our business, financial condition and results of operations could be materially and adversely affected.

We have recently sold, or are currently negotiating the sale of some of our businesses.

     We have recently sold, or are currently in the process of negotiating the sale of some of our businesses:

     o In February 1998, we licensed the software and purchased the assets relating to the system software business of Infinite Graphics Incorporated, a Minnesota corporation. We are currently negotiating the transfer to Infinite Graphics of the software operations related to the printed circuit board business.

     o In April 1999, we acquired all of the outstanding stock of Breece Hill Technologies, Inc. As a result of this acquisition, we obtained all of the assets and liabilities of Breece Hill, which is a supplier of digital tape storage systems used to backup, restore and archive information stored in networks on servers, PC's and workstations, and stored via on-line data storage subsystems. On February 3, 2000, we entered into a stock purchase agreement relating to the sale of Breece Hill. The sale is subject to shareholder approval.

     o On January 26, 2000, we sold all of the business and properties of Magnum Technologies, Inc., which provided network monitoring and analysis services, to the principals of Magnum.

These businesses provided additional sales and earnings to us. Following these sales, we intend to re-focus on our software business, which is our core competency. Without revenue from these lines of business, our business will be adversely affected if we are unable to grow our proprietary products and services. See "Recent Developments."

We will need additional capital to grow our business.

     We expect that the proceeds of our recent equity and debt offerings will be enough to fund our operations through at least June 30, 2000. We may need additional funds to continue the marketing of our products and to meet our long-term growth needs. There is a risk that we will not be able to obtain financing and, if we do, that the financing will not be available at reasonable rates and terms. To meet our needs, we may have to obtain additional funding through public or private financings, including equity and debt financings. If we do not secure additional financing, our business, financial condition and results of operations could be materially and adversely affected. For more information, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in this prospectus.

The products we are developing may not be successful.

     We are currently developing a set of software products that monitors networking, Internet and communication devices primarily for networks, Microsoft NT, mid-range computers and mainframes. These products will perform capacity tests to measure systems activity and hardware utilization and will correlate measured trends with specific events or expected benchmarks. Although preliminary tests indicate that these products will perform as intended and can be integrated with the VCC, there is a risk that they will not do so or, even if they do, that the market will not demand these products. If we are not successful in developing these products or are unable to develop them on a timely basis, our business, financial condition and results of operations could be materially and adversely affected.

Our operating results may fluctuate significantly.

     Our future operating results may vary substantially from quarter to quarter. At our current stage of operations, the timing of the development and market acceptance of our products may materially affect our quarterly revenues and results of operations. Generally, our operating expenses are higher when we are developing and marketing a product. There is always a risk that we will not be successful in maintaining profitability and avoiding losses in any future period. For these reasons, the market price of our stock may be highly volatile. The price of our stock may also be affected by:

o    the general state of the country's economy
o    the conditions in the stock market
o    the development of new products by us and our competitors
o    public announcements by us or our competitors

We rely heavily on key technical personnel.

     We rely heavily on our technician, Norm Freedman, to further develop the VCC. We also rely heavily on Trent Wong and Desmond Dos Santos for technical development of the products of our subsidiary SinglePoint Systems, Inc. There is a risk that these employees will not stay with Global MAINTECH. If any of these individuals left Global MAINTECH, we would need to hire a comparable employee. In such event, there is a risk that we would not be able to hire someone quickly and at an affordable salary.

Intellectual property protection may be difficult to obtain or ineffective. We may not be able to protect adequately our patents and proprietary rights.

     We protect our intellectual property rights through a combination of statutory and common law patent, copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party non-disclosure agreements and other methods. Although we do not own any patents, we believe the VCC will be protected by two patents that are being reviewed by the U.S. Patent and Trademark Office and by a patent for hardware that Circle Corporation, a Japanese corporation, applied for on December 28, 1993. We license the hardware from Circle Corporation and use it in the VCC. Under our license, we can distribute the hardware worldwide, except in Japan. The initial term of this license expires on December 20, 2004.

     There is a risk that a third party may copy or otherwise obtain or use our products or technology without our authorization, or develop similar products or technology independently. Our business would be adversely affected if someone used or copied our products to any substantial degree. There is a risk that the protection for our intellectual property rights is not adequate or that our competitors will independently develop similar products.

     We require our consultants and developers to assign to us their rights in any materials they provide to or make for us. We also ask their assurance that if we use any of their materials in our products we will not violate the rights of third parties. However, we have not commissioned an independent investigation to reaffirm the basis for our belief, and there is a risk that our current or future products will infringe on their rights. We believe that developers of control systems increasingly may be subject to these claims as the number of products and competitors in the industry grows and the functionality of these products in the industry overlaps. Any claim, with or without merit, could result in expensive litigation and could have a material adverse effect on our business, financial condition and results of operations.

     On February 15, 2000, we and GMI were named as defendants in a patent infringement suit brought by K. Brent Johnson and I.D.G. Incorporated in federal court for the Northern District of Oklahoma. The suit alleges, among other things, that our VCC product, when monitoring a mainframe computer, infringes on a patent held by the plaintiffs. We believe that the plaintiffs' claims are without merit, but are attempting to settle the claims in order to avoid protracted and costly litigation.

We do not have product liability insurance.

     We may be liable for product liability claims if someone claims that our products injured a person or business. We do not have product liability insurance. There is a risk that we could not obtain insurance on commercially reasonable terms, or at all, or that even if we obtained insurance it would not adequately cover a product liability claim. Our business could be adversely affected if someone brings a product liability or other legal claim against us.

The demand for VCC units is uncertain. Customers may not buy our products.

     It is difficult to project the overall size of the future market for VCC units. We believe the market for external control systems could expand because external control systems could soon be used to solve networking problems with enterprise computing. Based on recent feedback we have received from current and potential customers, we believe the demand for the VCC is significant. However, to date we have sold the VCC to only 16 customers and there is a risk that we will not have additional customers who will buy our products. The concept of an external monitor and control system for computer hardware is relatively new, and we do not yet know what the continued demand for the product will be. If customers do not buy our products, our business, financial condition and results of operations could be materially and adversely affected.


                                 USE OF PROCEEDS

     This prospectus relates to an aggregate of 3,074,726 shares of common stock that may be sold from time to time by the selling shareholders. Although Global MAINTECH will pay the expenses of registration of the shares, including legal and accounting fees, the company will not receive any proceeds from the sale of the shares.

                              SELLING SHAREHOLDERS

     The following table lists information, as of February 23, 2000, as to the maximum number of shares that each of the selling shareholders named below may sell under this prospectus.



                                                                    Number of          Maximum          Number of
                                                                      shares          number of           shares
                                                                   beneficially      shares to be      beneficially
                                                                   owned before      sold in the      owned after the
                              Name                                 the offering        offering         offering
---------------------------------------------------------------- ----------------  ----------------  ----------------
Industricorp & Co. FBO Twin Cities Carpenters & Joiners
   Pension Fund.................................................                             22,863
Robert W. Clark Self-Declared Trust
   Robert W. Clark Trustee,  under agreement dated 11/12/90.....                              4,573
Isadore J. Goldstein Revocable Living Trust
   Isadore J. Goldstein, Trustee, dated 3/14/90.................                              7,035
James N. Owens Revocable Trust
   James N. Owens, Trustee, dated 9/10/70.......................                             14,069
David A. Lawrence...............................................                              3,517
Gary S. Kohler IRA First Trust NA Trustee.......................                              3,521
Gary Kohler.....................................................                              3,517
John O. Hanson..................................................                             28,140
John R. Albers..................................................                             14,070
VBS General Partnership.........................................                              3,517
David A. Lawrence IRA First Trustee NA Trustee..................                              3,517
Betty L. Johnson................................................                             14,070
Aaron Boxer Revocable Trust
   Aaron Boxer Trustee, under agreement dated 8/1/89............                             29,829
David W. Johnson and Linda M. Johnson, as Joint Tenants.........                             13,718
John M. Liviakis................................................                            125,000
Liviakis Financial Communications, Inc..........................                            628,000
Earl L. Ferris..................................................                              3,517
CROW 1999 CRUT..................................................                             15,477
Johnson Family CRUT #3..........................................                             10,551
Gary L. Tooker Charitable Remainder.............................                              5,628
Tooker Family Ltd. Partnership..................................                             10,552
Welstad Charitable Remainder Unitrust I dated 12/26/97..........                             14,070
George D. Marx..................................................                              1,759
Paul R. Owings & Lenore Owings, as joint tenants................                              3,517
Lenore Owings & Paul R. Owings, as joint tenants................                              3,517
Robert Terhaar & Harriet Terhaar, as joint tenants..............                              2,286
Esquire Trade & Finance Inc.....................................                            136,122
Paul R. Kuehn...................................................                              1,304
David B. Johnson................................................                              1,304
Eldon C. Miller.................................................                                435
Stanley D. Rahm.................................................                                435
Austinvest Anstalt Balzers......................................                            136,122
Nesher, Inc.....................................................                             24,016
Amro International..............................................                            106,953
Hambrecht & Quist Guaranty Finance, LLC.........................                            180,000


                                                                    Number of          Maximum          Number of
                                                                      shares          number of           shares
                                                                   beneficially      shares to be      beneficially
                                                                   owned before      sold in the      owned after the
                              Name                                 the offering        offering         offering
---------------------------------------------------------------- ----------------  ----------------  ----------------
Raymond James & Associates, Inc.................................                                900
Intercoastal Financial Services Corp............................                             52,989
Assanzon Capital Development Corporation........................                            120,079
Garros Ltd......................................................                             74,868
Carbon Mesa, LLC................................................                              9,756
Nash, LLC.......................................................                            487,805
Greenfield Capital Partners, LLC................................                             19,512
Geneva Group, Inc...............................................                             20,000
RBB Bank Aktiengesellschaft.....................................                            346,296
Lavenir Technology, Inc.........................................                            366,000
                                                                 ----------------  ----------------  ----------------

Total                                                                                     3,074,726
                                                                 ================  ================  ================


                              PLAN OF DISTRIBUTION

     The shares will be offered and sold by the selling shareholders for their own accounts. Global MAINTECH will not receive any proceeds from the sale of the shares under this prospectus. Global MAINTECH has agreed to pay the expenses of registration of the shares, including legal and accounting fees.

     The selling shareholders may offer and sell the shares from time to time in transactions on the OTC Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom these brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders.

     The selling shareholders and any brokers or dealers acting in connection with the sale of the shares offered under this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions they receive and any profit they realize on the resale of shares as principals may be deemed underwriting compensation under the Securities Act.


                                    BUSINESS

General

     We were incorporated in Minnesota in 1985 under the name Computer Aided Time Share, Inc. In 1995, we changed our name to Global MAINTECH Corporation. We are a holding company with two wholly owned subsidiaries, Global MAINTECH, Inc. ("GMI") and SinglePoint Systems, Inc., and one majority owned subsidiary, Breece Hill, which we are currently proposing to sell. See "Recent Developments." Global MAINTECH, Inc. and SinglePoint are direct subsidiaries of Global MAINTECH Corporation. Breece Hill is a subsidiary of Global MAINTECH, Inc. The address of our principal executive offices is 7578 Market Place Drive, Eden Prairie, Minnesota 55344 and our phone number is (612) 944-0400.

Industry Background

     We are engaged in the business of providing systems and network management products and services primarily to computer data centers located in the United States. Computer data centers, in general, operate a wide range of computer devices that are used to perform automated tasks such as monitoring and controlling external equipment and data manipulation, storage and retrieval. In recent years, systems and network management products have become increasingly important to the efficient operation of computer data centers because these centers generally have evolved to perform increasingly complex and diverse tasks. This growing complexity and diversity is partly due to the shift with respect to computer functionality from an emphasis on centralized computer centers, many of which were based upon mainframe technology, to LANs and WANs that connect computer workstations to each other in one location or in numerous locations across a wide geographic area. Different devices, operating systems, configurations and applications are used with respect to centralized computer centers than LAN and WAN systems, which typically use only one of two operating systems (UNIX or Windows NT).

     The systems and network management tools perform one or more of the following eight primary functions:

     o     event management
     o     problem or fault management
     o     performance management
     o     capacity management
     o     storage management
     o     enterprise scheduling
     o     change management
     o     security management

Our primary product, the Virtual Command Center, or VCC(TM), is designed to connect and control systems and network management tools that collectively perform all of these functions and this connection and control can be exercised simultaneously at one or more sites anywhere in the world. The VCC can be described as a manager of managers. Commonly referred to as computer console consolidation, the VCC provides a centralized location from which to provide systems and network management functions on an enterprise-wide basis. We believe the VCC is a platform to which we can add new products to meet other systems and network management needs not currently met by existing products. There is a vast array of products in this multi-billion dollar industry but there is a demand for new products that meet the evolving needs of this rapidly growing market. We intend to continue to provide new products, whether through our internal research and development efforts or through acquisitions, to meet these evolving needs.

     Complexity and diversity in enterprise data center operation is widespread and a growing trend in the industry. In December 1998, the Gartner Group estimated that 80% of all data centers will be managing multiple platform environments by 2003. This estimate is based upon the fact that most application systems have long lives and relatively few applications move from one platform type to another during the life of the application, such as Microsoft's Windows 95 application, which was designed to be used on PCs, cannot be used on Mainframe MVS and UNIX platforms. As computer users adopt new platforms and computer technology, data centers must adapt to support a mixture of platforms and operating systems. In 2003, mainframe-based applications likely will still be in production and likely will be operating alongside applications designed for high-end UNIX severs and an increasing number of new applications targeted to Windows NT servers. As a result, data centers must adapt to support existing and future applications and operating systems.

     Systems and network management products are usually designed to be used with one of three computer platforms, either mainframes, UNIX-based computers or Windows NT workstations. The systems and network management market size is difficult to measure precisely because the market size frequently is defined as products sold only for one platform or some other aspect of the market, rather than for products sold with respect to all platforms. For example, sales of all UNIX-based enterprise computing software in 1998 were approximately $30 billion and systems and network management software is a part of this total. We believe that total annual sales in the system and network management market was $6.8 billion at the end of 1996 and that this market has been growing at a rate of 30% annually since then.

Monitoring Products and Services

     VCC. This product is a computer system, consisting of hardware and software, which monitors and controls diverse computers in a data center from a single, master console. A console is a computer terminal with access to the internal operation of other computers. The VCC can simultaneously manage servers, networks, mainframes and mid-range computers such as those with UNIX, Microsoft and Windows NT platforms. The VCC is designed to perform three primary functions:

     o consolidate consoles into one monitor, a "virtual console" or single point of control;
     o    monitor and control the computers connected to the virtual console;
          and
     o automate most, if not all, of the routine processes performed by computer operators in data centers.

It is an external system that monitors and controls the subject mainframe and other data center computers from a workstation-quality reduced instruction set, RISC-based UNIX system, computer which is housed separately from the computers it controls. VCC users are able to:

     o    reduce staffing levels;
     o consolidate all data center operations and technical support functions to a single location regardless of the physical location of the data center(s); and
     o achieve improved levels of operational control and system availability.

The hallmark of this product is that it allows centralized management and automated operations of multiple hardware platforms and networks on a local and remote basis. Users of the VCC are able to consolidate the management of entire data centers, whether the computing devices comprising the data center are located in one location or distributed across the world, into a single workstation that provides complete inter-connectivity and control over a network. The VCC is a hardware and software solution that is easy to install and use. Benefits include: access to enterprise-wide reports at various levels of the network, management of any task or computer console on local or remote basis, and automated warnings of potential or actual system problems. The VCC's ability to consolidate operational computer consoles reduces the need for operational staff, technical support and software licenses. The VCC is scalable to accommodate data center growth and change and can be installed and become operational in just a few days.

     The majority of systems and network management products are represented by software-only products employing invasive software agents, known as active agents, which are installed on each of the mission critical computing devices. Software agents can be either passive collectors of information or active searchers for information. Software that employs active agents is time consuming to install and by its nature activates the need for "change control," one of the eight functions of systems and network management. Any new software must go through the change control process to determine compatibility with all other software deployed on the subject computing device. This process may be extensive depending on which systems and network management software is used.

     The VCC is not designed to compete with the active agent software now prevalent in the industry. It is an external system that accepts the signals and information output of each of the devices to which it is connected. Consequently, it can use the infrastructure provided by native and non-native operational software to control the enterprise computing operations. The greater the information issuing from these devices, the more useful the VCC becomes. As a result, some of the other products offered by us employ passive agents to collect information from host devices or networks before passing that information on to the VCC.

     The VCC is a platform that allows customers to establish enterprise-wide operational control. In addition, we offer other products that complement the VCC, which are described below.

     Global Watch MVS/SNA. This product can operate on a stand-alone or fully integrated basis with the VCC to manage a customer's networked environment for IBM's mainframe-based Net View application and customers have confirmed it uses only approximately 5% of the processing capacity required by Net View. In addition, it reduces exposure to network outages, improves average repair times on network problems and provides many analytic problem-solving tools. When Global Watch MVS/SNA is combined with the VCC, the customer can take advantage of the MVS Logical Console, which captures highlighted messages and WTOR's (Write to Operate with Reply) at the instant the messages are produced, in real time, from all LPAR's (Logical Partitions which divide a mainframe device into multiple internal devices), and displays the messages in a single, logical console alert window in the VCC. There is no need for any customization on the host computer's devices and messages can be collected from a nearly infinite number of CPUs/LPARs.

     Alarm Point(TM). This product can operate on a stand-alone or fully integrated basis with the VCC. It is an intelligent event notification system designed to receive status messages from event and system management tools, including the VCC, Hewlett-Packard's Open View, IBM's Tivoli TME, Computer Associates' Unicenter, and Cabletron's SPECTRUM, to alert the proper people of critical alarms. Alarm Point makes note of an appropriate "event" by making calls to all types of phones, digital and alphanumeric pagers, faxes and email. Alarm Point "knows" the notification protocol by implementing pre-determined notification policies set-up using an easy to use graphical user interface. Alarm Point's telephony skills allow it to automatically recognize when a voicemail system or answering machine picks up the call and will leave a message and/or try an alternate contact. This telephony-based product has the ability to capture and log alarms regardless of the hardware platform or operating system on which it is installed. Alarm Point is easily installed and can begin telephone notification on the first day of installation.

     Professional Services. We also provide systems management consulting services. Our goal is to train people in data center operations regarding the proper installation and optimal use of our systems management products, as well as those of other manufacturers. We also install the industry's leading systems management products, including our own.

Tape Library Storage Products

     Through our acquisition of Breece Hill Technologies, Inc., effective on April 1, 1999, we supplied automated tape libraries used to backup, restore and archive information stored in networks on servers, PC's and workstations, and on-line data storage subsystems. On February 3, 2000, we entered into an agreement relating to the sale of Breece Hill to Tandberg Data ASA. The sale is subject to shareholder approval. See "Recent Developments."

Sales and Marketing for VCC and Related Products

     We employ several different sales channels to properly fit the product.

     The VCC has been sold primarily through direct sales using our sales force. This requires appropriate training for each sales person and direct, consultative sales techniques. The direct sales team is supported by a dedicated telemarketing process and sales support in the form of written materials, CD-ROM presentations, VCR tape presentations and remote PC-based presentation routines available on the salespersons laptop computer. In June 1999, we announced a corporate sponsorship and alliance with Hitachi Data Systems in which it would use its 200-plus sales force and 800-plus systems engineers to sell the VCC under the original equipment manufacturer name of "Gatekeeper." We believe this alliance represents a significant endorsement of the VCC product.

     Our other products, excluding storage management products, are sold through resellers and strategic arrangements with other companies that have products complementary to ours. The direct sales team and the telemarketing staff sell these other products to allow an entry point to a customer at any level in which the customer may become engaged. In addition, the software-only products may be downloaded from our web-site for free trial for a limited time.

     We are in the process of cross-selling our VCC and storage management products to take advantage of these previously separate sales channels to maximize the sales of each set of products.

Competition for VCC and Related Products

     The VCC competes with internal monitoring software, which monitors certain pieces of hardware and software applications in the computer in which such internal software is installed. Annual sales of systems and network management software were estimated to be $17 billion as of December 1998. It is believed this market will grow to almost $26 billion by 2001.

     Major products and companies in the system and network management industry are as follows:

           Product                   Maker                   Base Platform
    --------------------      ----------------------       ----------------
    Net View                  IBM                          Mainframe
    TME                       IBM/Tivoli                   Mid-range server
    Unicenter                 Computer Associates          Mainframe
    Command/Post              Boole & Babbage              Mainframe
    Open View                 Hewlett-Packard              Mid-range server

The majority of each of the products listed above is expanding its base focus to include other platforms through partnerships, acquisition or further internal development. In all cases these products use active agents and often take months or years to deploy throughout a company's computer network. The Boole & Babbage and Computer Associates products can consolidate from 7 to 16 computer consoles but their architecture does not allow significant console consolidation into one monitor. We believe each of these products requires a significant number of people to install, maintain and to complete the installation due primarily to the invasive nature of the active software agents. Also the ability of these other products to be expanded with the addition of new devices and data center sites repeats the complexity of the initial installation. The VCC and related products are all designed to be initially installed in hours or at most days and to automatically recognize the addition or removal of devices after installation. One VCC can consolidate from two to several hundred devices and our other software products such as Global Watch MVS/SNA can monitor from two to thousands of devices. Each of our products performs at least one of eight functions of the systems and network management market described above. The VCC performs all eight of such functions.

Research and Development

     Our recent research and development activities have been substantial. Other than the VCC and the Global Watch MVS/SNA products, all of our products were developed in 1998. In addition, we introduced our new E-bus technology for the VCC in 1998. In 1999, we introduced single E-bus units that can be used to connect up to five devices per unit and allow remote access from a primary VCC unit via a customer's LAN or WAN. The single E-bus allows economic access of the VCC technology to any company with widely dispersed devices that tie into a central VCC in another location. Retail organizations with numerous devices dispersed across a wide geographic and computer outsourcers can economically achieve full operational control over the dispersed devices and keep operating expertise centrally located.

     The GlobalWatch MVS/SNA will be re-introduced using the TCP/IP communications protocol and the ability to link management information from mainframes and UNIX workstations. This will bring the functionality of GlobalWatch to additional platforms.

Patents, Trademarks and Copyrights

     We have one patent issued and three patents pending relating to the VCC and related products. Trademarks have been issued in connection with the names Global MAINTECH(TM), Alarm Point(TM) and Datal(TM). In June, we applied to register substantially all of our software products with the U.S. copyright office.

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of Global MAINTECH are as follows:

Name                         Age          Position
----                         ---          --------
Trent Wong                   40           Chief Executive Officer and Director
James Geiser                 50           Chief Financial Officer and Secretary
David H. McCaffrey           55           Director
John E. Haugo                64           Director
James G. Watson              56           Director
William Howdon               56           Director

     Mr. Wong has served as Global MAINTECH's Chief Executive Officer since November 1999. He previously served as Group President of Global MAINTECH since September 1999. Mr. Wong has also served as President of SinglePoint Systems, Inc. since its acquisition by Global MAINTECH in November 1998. Mr. Wong was President and co-founder of SinglePoint's predecessor company, Enterprise Solutions, Inc., since May 1994. Before co- founding Enterprise Solutions, Mr. Wong served as western division business manager for Votek Systems and Computer Associates, producers and sellers of enterprise management software tools.

     Mr. Geiser has served as the Secretary of Global MAINTECH since September 1993 and Chief Financial Officer of Global MAINTECH since January 1994. Since 1991, Mr. Geiser has served as President of G&B Financial Advisory Services, a firm engaged in providing financial consulting services to corporations requiring financial restructuring. From 1989 until January 1992, Mr. Geiser served as Chief Financial Officer and consultant to International Broadcasting Corporation, an owner and operator of family entertainment attractions including the Harlem Globetrotters and Ice Capades touring shows and three regional amusement parks. From 1987 until October 1989, Mr. Geiser was Vice President and Treasurer of Washington Square Capital, Inc., an investment management company and subsidiary of Northwestern National Life Insurance Company. From 1979 until 1987, Mr. Geiser held various positions with Gelco Corporation, including the position of Assistant Treasurer of Gelco Corporation, and Vice President and Treasurer of Gelco Finance Corporation.

     Mr. McCaffrey served as Global MAINTECH's Chief Executive Officer from January 1995 until November 1999 and has served as a director since January 1995. Mr. McCaffrey also served as GMI's Chief Executive Officer from December 1994 until November 1999. Before joining Global MAINTECH in December 1994, Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of Rimage Corporation from April 1989 to October 1994. Mr. McCaffrey also served as a director of Rimage Corporation from November 1992 until October 1994.

     Mr. Haugo has served as a director of Global MAINTECH since June 1997. Mr. Haugo founded and served as Chief Executive Officer of both Edusystems, Inc., an educational software business, and Serving Software, Inc., a developer of applications for the healthcare industry. Serving Software, Inc. was sold in 1994 to HBO & Company. Mr. Haugo also serves on the board of directors of St. Paul Software, Inc., Catalog Marketing Services, Inc. and Member Services International, Inc.

     Mr. Watson joined Breece Hill in 1995 as Vice President of Strategic Programs. In that capacity he was responsible for all materials procurement, cost reductions programs, and key strategic relationships with Breece Hill's suppliers and subcontractors. He became President and CEO of Breece Hill in September of 1998 and a director of Global MAINTECH in 1999. From 1993 to 1995, Mr. Watson served as Vice President of Marketing and Sales for Areal Technology. He served in the same position for WangDat from 1991 to 1992 and for Rodime, Inc. from 1990 to 1991. From 1987 to 1989, he held the position of Vice President of OEM sales for Seagate Technology. From 1982 to 1987, he worked as Vice President of Sales and Marketing with Quantum Corporation where he managed all sales, marketing, technical support, and service center operations. He has also held operations, sales and marketing positions at various levels with Storage Tek and Control Data.

     Mr. Howdon became a director of Global MAINTECH in May 1999. Mr. Howdon served as the Vice-Chairman of the board of directors of Breece Hill from 1995 until April 1, 1998. Mr. Howdon serves as Managing Partner of 20/20 Financial Group, a private real estate development group. Previously he worked in the investment business with Prudential Bache and Smith Barney. Mr. Howdon previously has served on several public and private company boards of directors.

     Prior to February 19, 1999, the board of directors did not have any standing audit, compensation, stock option or nominating committees. On February 19, 1999, the Board of Directors established an Audit Committee and a Compensation Committee.

     The Audit Committee, consisting of Messrs. Haugo and Howdon, reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its systems of internal controls, and reports the results of its review to the full Board of Directors and to management.

     The Compensation Committee, consisting of Messrs. Haugo and Howdon, makes recommendations concerning executive salaries and incentive compensation for employees and will administer the Company's 1999 Stock Option Plan if such plan is approved at the Annual Meeting. The Board of Directors as a whole administers the Company's 1989 Stock Option Plan.

     Global MAINTECH at present does not pay any director's fees. Global MAINTECH may reimburse its outside directors for expenses actually incurred in attending meetings of the board of directors.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial statements that accompany this discussion show the operating results of Global MAINTECH for the three and nine-month periods ended September 30, 1999 and 1998 and the fiscal years ended December 31, 1998 and 1997. The results include the operations of Global MAINTECH and our subsidiaries. On January 3, 2000, Global MAINTECH announced that it approved a plan to sell the subsidiary Breece Hill Technologies, Inc. See "Summary Financial Data" for financial information giving effect to the discontinued operations for the nine months ended September 30, 1999 and "Recent Developments" for a description of the sale. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to differences include those discussed below, as well as those discussed elsewhere in this prospectus. See " -- Forward Looking Statements."

Results of Operations

Fiscal Third Quarter 1999 compared to Fiscal Third Quarter 1998.

     Operating results by segment are as follows:

                            Third Quarter Comparison



                                           Amount              Increase (Decrease)           % of Revenue
                                     -------------------      ----------------------    -----------------------
                           ($000s)    1999        1998            $            %          1999          1998
                                     -------     -------      ---------    ---------    ---------    ----------
Revenue:
Monitoring Products...............   $ 1,855     $ 1,659            196         11.8%        17.6%        100.0%
Tape Library Storage Products.....     8,711          --          8,711          N/A         82.4
                                     -------     -------      ---------    ---------    ---------    ----------
             Total................   $10,566     $ 1,659          8,907        536.9%       100.0%        100.0%

Income (loss) from operations:
Monitoring Products...............   $(3,186)    $    89         (3,275)    (3,679.8%)      (30.2%)         5.4%
Tape Library Storage Products.....      (950)         --           (950)         N/A         (9.0%)          --
                                     -------     -------      ---------    ---------    ---------    ----------
              Total...............   $(4,136)    $    89         (4,225)    (4,747.2%)      (39.1%)         5.4%


               Nine Months Ended September 30, 1999 compared to
                     Nine Months Ended September 30, 1998


                                           Amount              Increase (Decrease)           % of Revenue
                                     -------------------      ----------------------    -----------------------
                           ($000s)    1999        1998            $            %          1999          1998
                                     -------     -------      ---------    ---------    ---------    ----------
Revenue:
Monitoring Products...............   $   7,134   $    5,132       2,002         39.0%        27.5%        100.0%
Tape Library Storage Products.....      18,761           --      18,761          N/A         72.5%           --
                                     ---------   ----------   ---------    ---------    ---------    ----------
               Total..............   $  25,895   $    5,132      20,763        404.6%       100.0%        100.0%

Income (loss) from operations:
Monitoring Products...............   $  (3,759)  $      435      (4,194)      (964.1%)      (14.5%)         8.5%
Tape Library Storage Products.....      (1,614)          --      (1,614)         N/A         (6.2%)          --
                                     ---------   ----------   ---------    ---------    ---------    ----------
               Total..............   $  (5,373)  $      435      (5,808)    (1,335.2%)      (20.7%)         8.5%

     Net Sales for the third quarter ended September 30, 1999 were approximately $10,566,000 compared to sales for the third quarter of 1998 of approximately $1,659,000. Sales for the nine months ended September 30, 1999 were approximately $25,895,000 compared to $5,132,000 in the same nine month period of 1998. The approximate $8,907,000 increase for the third quarter and the approximate $20,763,000 increase for the nine months ended September 30, 1999 is substantially related to our acquisition of Breece Hill in April 1999. Breece Hill contributed approximately $8,711,000 in product sales for the third quarter and $18,761,000 for the nine month period ended September 30, 1999. The remaining increases of $196,000 for the third quarter and $2,002,000 for the nine months ended September 30, 1999 are due to sales from new products and products acquired in the latter part of 1998 fiscal year.

     Cost of sales as a percentage of revenue increased in the third quarter of 1999 to 66% from 31% in the third quarter of 1998 and increased for the nine months ended September 30, 1999 to 63% from 34% in the nine months ended September 30, 1998. Excluding the newly acquired tape library business, Breece Hill, cost of sales increased to 38% in the third quarter of 1999 and decreased to 30% in the nine months ended September 30, 1999. Excluding one-time non-cash charges due to a $494,000 inventory valuation related to the Breece Hill acquisition, the Breece Hill cost of sales was 28% for the third quarter of 1999 and 27% for the nine month period ended September 30, 1999, which reflects the equipment and labor assembly costs of the tape library industry. The hardware component in the non-Breece Hill business segment cost of sales decreased compared to the prior three and nine month periods. However, the costs of sales in 1999 includes an increase in amortization of software development costs in 1999 of approximately $460,000 and $1,360,000 for the three and nine month periods ended September 30, 1999. This increase in amortization of development costs caused the non-Breece Hill business segment cost of sales as a percentage of revenue to increase to 38% in the third quarter of 1999 compared to 31% in the third quarter of 1998. Sales in the third quarter ended September 30, 1999 did not increase sufficiently to offset the increase in amortization of software development costs. We were expecting an increase in VCC sales which did not materialize. We attribute this to the shift in sales focus from direct sales to sales through the reseller arrangement with Hitachi Data Systems. We did not anticipate the delay in sales revenues as a result of focusing our sales force to this reseller arrangement but have recently experienced an increase in activity as a result of this change of sales focus and assume this additional activity will continue.

     Selling, general and administrative expenses in the third quarter of 1999 were approximately $7,356,000 compared to $838,000 in the third quarter of 1998. For the nine month period ended September 30, 1999 these expenses were approximately $13,718,000 compared to $2,440,000 in the same period in 1998. Excluding Breece Hill's selling, general and administrative expenses of approximately $3,357,000 in the third quarter of 1999 and $6,234,000 in the first nine months of 1999 which includes approximately $800,000 of purchase costs amortization for the three month period ended September 30, 1999 and $1,647,000 of purchase cost amortization for the nine month period ended September 30, 1999, these increases were approximately $3,999,000 and $7,484,000 for the three and nine month periods ended September 30, 1999, respectively. Included in this increase is a non-cash charge of $1,290,000 which reflects the issuance of 258,000 shares of common stock for a financial investment advisory program begun on August 30, 1999 and extending into the year 2000. The terms of this contract require us to reflect this cost at the start of the program. We do not expect to incur any significant cash expenditures for this program. The remaining increase in selling, general and administrative expenses of $2,709,000 for the three month period ended September 30, 1999 and $6,194,000 for the nine month period ended September 30, 1999 are primarily due to increases in salaries and advertising and secondarily to increases in travel and meals, depreciation and rent expenses. The increases are substantially staffing increases in the product areas generating increases in sales which include 10 new products from a combination of SSI and Magnum Technologies. We have increased the number of employees in these product areas including sales, support and development and increased advertising and marketing to promote these products. The increase in travel expenses is related to increased sales activity. Depreciation and rent expenses increased due to depreciation from the purchase of additional equipment and space required for additional employees.

     Research and development costs in the third quarter of 1999 were approximately $331,000 compared to $212,000 in the third quarter of 1998. For the nine month period ended September 30, 1999 research and development costs were approximately $1,241,000 compared to $486,000 in the same period in the prior year. The increases of $119,000 in the third quarter and $755,000 for the nine months ended September 30, 1999 are primarily due to the monitoring products business segment and are due to increased salary and consulting expenses relating to additional employees and contractors in this expense category. The majority of these increases are related to new products we developed or acquired throughout 1998 and the first nine months of 1999.

Non-operating expenses include interest expense, amortization of capitalized debt issuance costs, interest income and other expense. The increase in amortization is due to the addition of deferred debt costs from the issuance of warrants related to $500,000 of subordinated short-term debt issued in February 1999. Interest expense increased $324,000 in the three months ended September 30, 1999 and $609,000 in the nine months ended September 30, 1999. The increase in both periods is primarily due to interest expense attributable to Breece Hill in the amount of $217,000 in the three months ended September 30, 1999 and $443,000 in the nine months ended September 30, 1999. Breece Hill has a line of credit to finance accounts receivable and inventory and subordinated debt totaling $6.7 million. The remainder of the increase is related to an increase in debt we issued, a portion of which was issued in connection with the acquisition of Breece Hill. See "Recent Developments" regarding the sale of Breece Hill. Other expense increased as a result of an accrual of penalties on Series B Stock in the amount of $387,000. This accrual represents a penalty for a delay in the registration of the underlying common stock into which the Series B and C Stock is convertible. No demand of the penalty interest has been made and we have a general understanding that this penalty interest may be waived. We are continuing to formalize this waiver.

Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended
December 31, 1997

     Net sales for the year ended December 31, 1998 were approximately $6,209,000 compared to net sales of $3,003,000 in the year ended December 31, 1997. Sales of the VCC and other systems were approximately $4,246,000 in 1998 compared to approximately $2,138,000 in 1997. Maintenance fees were approximately $948,000 in 1998 on previously sold systems and consulting fees were approximately $704,000. Maintenance and consulting fees in 1997 were approximately $702,000 and $132,000, respectively. During 1998 Global MAINTECH also recorded approximately $312,000 of revenue primarily relating to the sale of computer parts compared to $30,000 from such sales in 1997. These revenue activities reflect the installation of a cumulative total of 38 VCC units with 14 customers compared to a cumulative total of 21 VCC units with 8 customers as of December 31, 1997, and the sale of system software to numerous other customers. The gross margin on sales was approximately 63% in 1998 compared to 75% in 1997. The decrease in gross margin in 1998 is primarily related to the approximate $687,000 increase in amortization of capitalized software costs.

     Selling, general and administrative costs for the year ended December 31, 1998 were approximately $4,414,000 compared to approximately $1,649,000 for the same period in the prior year. This $2,765,000 increase is related to a $1,187,000 increase in salary expense which reflects an increase in paid employees which grew during the year from 26 to 87. In addition, Global MAINTECH increased the allowance for doubtful accounts $300,000 during 1998. Advertising, travel and entertainment costs increased $150,000 and $245,000, respectively, in the year ended 1998 versus 1997. This reflects the increased activities in the business: marketing and travel expenses are directly related to increased selling activities. Professional and technical costs, depreciation expense, rent, and utilities costs increased approximately $94,000, $434,000, $152,000 and $119,000, respectively. These increases are all primarily related to increased business activities of Global MAINTECH. Professional and technical expenses which include legal, accounting and investor relations expenses increased due to additional business activity during 1998. Depreciation, rent and utilities expenses increased as a function of the increase in equipment purchases and space for new employees. Research and development expenses in 1998 and 1997 relate to the ongoing maintenance of existing software and are comprised of salaries, consulting fees for technical expertise, and recruiting expenses.

     Non-operating expenses in the year ended December 31, 1998 consisted of interest expense, interest income and amortization of deferred debt issue costs indicated as "Other." The increased interest expense is substantially due to the cost of the $2,000,000 of subordinated debt issued by Global MAINTECH on June 19, 1997. Interest income in 1998 is primarily due to lease income where Global MAINTECH has acted as lessor of its VCC systems. In 1997 interest income was primarily the result of short-term investments of excess cash. Amortization ($44,294 annually on a straight-line basis over five years) of deferred debt issue costs of $225,223 relates to the issuance of $2,000,000 of subordinated debt.

Liquidity and Capital Resources

     As of September 30, 1999, we had negative working capital of approximately $4,319,000 compared to positive working capital of approximately $2,068,000 as of December 31, 1998. The decrease in positive working capital as of September 30, 1999 is due to the acquisition of long-term assets using short-term liabilities. During the nine months ended September 30, 1999, we have incurred short-term liabilities, primarily in the form of notes payable of approximately $3.0 million related to the acquisitions of Breece Hill and Lavenir and for the investment in capitalized software costs and incurred short-term liabilities for approximately $1.8 million to complete the acquisition of the software licenses purchased from IGI. In addition, Breece Hill has post-acquisition negative working capital of approximately $644,000.

     Net cash used in operating activities for the nine months ended September 30, 1999 was approximately $5,100,000. During this nine month period of 1999 operating funds loss of approximately $1,229,000 were used by the net loss prior to depreciation/amortization and valuation charges for common stock issued for investor relations services. The net loss was also affected by an allocation to inventory of a portion of the purchase price of Breece Hill in the amount of $494,000 and the write-off of $83,000 of in process technology at Breece Hill at the time of acquisition. We charged the $494,000 to cost of sales as the related inventory was sold and the $83,000 was charged to research and development. Operating funds were also provided by an increase in accrued expenses and deferred revenue in the combined approximate amount of $1,415,000. Operating funds were used by increases in current assets of approximately $2,837,000, which includes an increase in accounts receivable of approximately $2,082,000 and inventory of approximately $466,000, and a decrease in accounts payable of approximately $2,449,000.

     Cash used by investing activities for the nine months ended September 30, 1999 was approximately $2,342,000 and included investments of $2,331,189 in capitalized computer software development costs, which represent costs incurred after technological feasibility has been established in connection with the development of enhancements to one or more particular software programs. We also invested in other assets in the amount of $191,000. We also purchased approximately $409,000 of additions to machinery and equipment during the first nine months of 1999 and acquired $607,000 of cash as a result of our acquisitions. In the first nine months of 1998, cash used in investing activities totaled $2,292,000, which included investments in software development costs of $1,905,000, purchased technology of $804,000, purchases of property and equipment of approximately $205,000 and an investment, net of receipt of payments, in a note receivable in the amount of $95,000. These investments were partially offset by the sale of sales-type leases in the amount of $680,000 and a reduction in leased equipment in the amount of $37,000.

     Net cash of approximately $7,532,000 was provided by financing activities in the first nine months of 1999. This is primarily the result of net proceeds from the issuance of $1,504,000 of Series C Stock at a per share price of $1,000 and approximately $2,720,000 from the issuance of shares of common stock in two private placements. In addition, proceeds in the amount of $3,307,000 were received from the issuance of both short-term and long-term debt primarily secured by long-term assets. In the first nine months of 1998, net cash of approximately $2,034,000 was provided by financing activities. Net proceeds of approximately $1,627,000 were received from the issuance of shares of common stock and approximately $482,000 from the issuance of Series B Stock. These proceeds were partially offset by a $75,000 reduction in notes payable.

     Presently, we believe our negative working capital can be improved from the sale of a business unit and from earnings measured before non-cash items such as expenses for depreciation and amortization and stock issued for services. Our loss before non-cash items for the nine months ended September 30, 1999 was approximately $1,229,000 in the first nine months of 1999 which represents a decline from a similar measure in the first six months of 1999. This loss in the third quarter before non-cash items has caused us to implement a restructuring plan to reduce our expenses subsequent to September 30, 1999 which resulted in the layoff of approximately 20 employees and some temporary salary reductions for the remainder of 1999.

     While the loss before non-cash items in the third quarter of 1999 is largely due to actual sales being less than forecasted, the loss was made worse because we were incurring operating expenses based upon a planned higher forecast than actually occurred. As a result operating expenses have been reduced accordingly. In addition to these changes in operations, we have also addressed the effects of this loss before non-cash items as it relates to our ability to keep current with our debt obligations. We have a note payable in the amount $250,000 with Andersen, Weinroth & Co., L.P. which was due on September 30, 1999 and borrowing base line of credit with H&Q both of which have payments which are past due as of September 30, 1999. On October 29, 1999, we renegotiated our accounts receivable based line of credit with H&Q and H&Q verbally agreed to purchase the $250,000 note payable from Andersen, Weinroth & Co., L.P. The terms of the renegotiation with H&Q call for us to significantly reduce the notes payable outstanding with H&Q with revenue from sales and from proceeds from additional equity, debt or asset sales. If we are not in default in our debt agreements with H&Q, the prepayments can be re-borrowed according to the standard terms of the borrowing base agreement. See "Recent Developments."

     We have re-evaluated our assumptions predicting future growth in sales and improved earnings before non-cash items and believe the factors that created the loss in the three months ended September 30, 1999 will not significantly affect future sales. However, future sales may be affected by the sale of a business unit or other changes. Although variable costs of sales have been reduced, certain costs of sales such as amortization of capitalized software costs are not directly related to short-term reductions in sales or reductions in the rate of sales growth. As a result, total gross margins have declined. These results have reduced our liquidity and can be expected to reduce our ability to raise capital in the debt or equity markets. In addition, we have various contingencies that may require us to issue additional common stock. Depending on the outcome of these contingencies, it may be necessary for us to seek shareholder approval to authorize additional shares of common stock.

     Liquidity is also affected by our ability to collect our accounts receivable and our ability to realize full value for our inventory and other assets. As previously mentioned, the gross margins on our inventory have not declined and our inventory has increased over the nine months ended September 30, 1999. Furthermore, based on our renegotiations with H&Q and the current forecast we believe we have adequate lines of credit and cash flow to purchase additional inventory as necessary. Although our aged accounts receivable have improved as of September 30, 1999, there is no assurance this improvement will continue.

     Our debt level has increased substantially in the nine months ended September 30, 1999 and the majority of this debt matures over the next 18 months. The assets that support this debt have a longer expected life than the debt. This increase in debt has occurred in the non-Breece Hill segment of the business that has a 67% to 69% gross margin. We believe the recent reduction in operating expenses in this segment of the business will enhance our operating margin to service this debt with a higher level of profitability. Nevertheless, we can provide no assurance as to our future profitability and continued access to the capital markets or our ability to repay our debts as they become due.

Year 2000 Issue

     State of Readiness. The amount of additional remediation work required to address year 2000 problems was not extensive. Global MAINTECH tested all of the system software included in its products and determined that it was year 2000 compliant. We did not experience service interruptions from suppliers or disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

     Costs. Because essentially all of Global MAINTECH's products and internal systems were created in the last few years, these products and internal systems were designed to avoid the year 2000 problem. As a result, the total cost incurred for resolving Global MAINTECH's year 2000 issues was less than $20,000, all of which was incurred before July 31, 1999. No additional costs were incurred. The total cost included the cost of replacing or upgrading non-compliant systems that were otherwise planned but perhaps accelerated due to the year 2000 issue, or which have significant improvements and benefits unrelated to year 2000 issues. Final year 2000 costs were not greater than anticipated.

     Risk. Global MAINTECH has not experienced any material disruption as a result of year 2000 problems in its products and the third-party systems it uses for its internal functions. Critical third-party providers, such as those providers supplying electricity, water or telephone service, did not experience difficulties resulting in disruption of service to Global MAINTECH. To date, Global MAINTECH has managed its total year 2000 transition without any material effect on Global MAINTECH's results of operations or financial condition.

Forward Looking Statements

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements because of new information or future events. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire. The forward-looking statements are qualified in their entirety by the risk factors listed in this prospectus beginning on page 8. Our forward-looking statements are subject to risks, uncertainties and assumptions, including:

     o    our ability to continue to operate profitably in the future;

     o    our failure to meet future additional capital requirements;

     o    our loss of key personnel;

     o our failure to respond to evolving industry standards and technological changes;

     o    our inability to compete in the industry in which we operate;

     o our failure to successfully integrate the operations of newly acquired businesses;

     o lack of market acceptance of our products, including products under development;

     o our failure to secure adequate protection for our intellectual property rights; and

     o    our exposure to product liability claims.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of common stock and preferred stock, as of February 23, 2000, by (1) each person known to Global MAINTECH to be the beneficial owner of 5% or more of any class of Global MAINTECH's voting securities, (2) each of Global MAINTECH's directors, (3) the executive officers named in the Summary Compensation Table below and (4) the directors and executive officers of Global MAINTECH as a group. The address of each of the individuals named below is 7578 Market Place Drive, Eden Prairie, Minnesota 55344.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally the voting and investment power of the securities. Shares of common stock or preferred stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of determination are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding those options or warrants, but are not deemed to be outstanding for purposes of computing the percentage for any other person. Each person identified below has sole voting and investment power of all shares of common stock and preferred stock shown as beneficially owned by that person.


                                 Common Stock                                Preferred Stock
                              Beneficially Owned                           Beneficially Owned
                          ---------------------------   ---------------------------------------------------------
                                                          Number of      Percentage     Number of     Percentage
                                                          Shares of      of Shares of   Shares of     of Shares
                           Number of      Percentage      Series A        Series A       Series B     of Series B
Name and Address (1)         Shares       of Shares         Stock          Stock          Stock          Stock
------------------------  ------------   ------------   -------------   ------------   -----------   ------------
Trent Wong..............            --             --              --             --            --             --
David H. McCaffrey (2)..       564,000            9.7%             --             --            --             --
John E. Haugo (3).......        31,000              *              --             --            --             --
Donald Brattain.........            --             --           2,133           16.0%           --             --
Donald Fraser...........            --             --           5,333           40.0%           --             --
James Lehr..............            --             --           2,133           16.0%           --             --
Donald Hagen............            --             --           1,067            8.0%           --             --
Henry Mlekoday..........            --             --              --             --            --             --
Douglas Swanson.........            --             --           1,333           10.0%           --             --
Aaron Boxer Rev Trust
    u/a dtd 8/1/89......            --             --              --             --         3,446            5.1%
WCN/GAN Partners,
Ltd.....................       409,026            7.1%             --             --            --             --
John M. Liviakis........       753,000           13.5%             --             --            --             --
Industricorp & Co. FBO
    1561000091..........            --             --              --             --         5,000            7.4%
John O. Hanson..........            --             --              --             --         6,150            9.2%
Crow 1999 CRUT..........            --             --              --             --         3,385            5.0%
Esquire Trade & Finance
    Inc.................            --             --              --             --            --             --
Austinvest Anstalt
    Balzers.............            --             --              --             --            --             --
Assanzon Capital
    Development
    Corporation.........            --             --              --             --            --             --
Garros Ltd..............            --             --              --             --            --             --
Nash, LLC...............            --             --              --             --            --             --
All officers and directors     669,000           11.4%             --             --            --             --
    as a group (3 persons)

                         [Table continued on next page]


                                                                             Preferred Stock
                                                                            Beneficially Owned
                                       -------------------------------------------------------------------------------------------
                                         Number of     Percentage of     Number of     Percentage of     Number of   Percentage of
                                         Shares of       Shares of       Shares of       Shares of       Shares of     Shares of
Name and Address (1)                   Series D Stock  Series D Stock  Series E Stock  Series E Stock  Series F Stock Series F Stock
-------------------------------------  --------------  --------------  --------------  --------------  --------------  -----------
Trent Wong...........................              --              --              --              --              --           --
David H. McCaffrey (2)...............              --              --              --              --              --           --
John E. Haugo (3)....................              --              --              --              --              --           --
Donald Brattain......................              --              --              --              --              --           --
Donald Fraser........................              --              --              --              --              --           --
James Lehr...........................              --              --              --              --              --           --
Donald Hagen.........................              --              --              --              --              --           --
Henry Mlekoday.......................              --              --              --              --              --           --
Douglas Swanson......................              --              --              --              --              --           --
Aaron Boxer Rev Trust u/a dtd 8/1/89.              --              --              --              --              --           --
WCN/GAN Partners, Ltd................              --              --              --              --              --           --
John M. and Renee A. Liviakis........              --              --              --              --              --           --
Industricorp & Co. FBO 1561000091....              --              --              --              --              --           --
John O. Hanson.......................              --              --              --              --              --           --
Crow 1999 CRUT.......................              --              --              --              --              --           --
Esquire Trade & Finance Inc..........             575            21.1%             --              --              --           --
Austinvest Anstalt Balzers...........             575            21.1%             --              --              --           --
Assanzon Capital Development
Corporation..........................             500            18.3%             --              --              --           --
Garros Ltd...........................             350            12.8%             --              --              --           --
Nash, LLC............................              --              --           2,500            94.3%             --           --
RBB Bank Aktiengesellschaft..........              --              --              --              --           2,000          100%
All officers and directors
    as a group (3 persons) (4).......              --              --              --              --              --           --

-----------------
*    Less than 1%.

(1) Unless otherwise indicated, the address of each of the above is c/o 7578 Market place Drive, Eden Prairie, Minnesota 55344.
(2) Includes 254,000 shares of common stock issuable to Mr. McCaffrey upon the exercise of outstanding options.
(3) Includes 15,000 shares of common stock issuable to Mr. Haugo upon the exercise of outstanding options.
(4) Includes 295,000 shares of common stock issuable to all officers and directors as a group upon the exercise of outstanding options.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides the cash compensation awarded to or earned by the chief executive officer and any employee who earned in excess of $100,000 during the year ended December 31, 1999. No other executive officer of Global MAINTECH earned salary and bonus in excess of $100,000 during the year ended December 31, 1999.

                                                                                       Long Term Compensation
                                                                                    ----------------------------
                                                  Annual Compensation                  Awards         Payouts
                                       ------------------------------------------   ------------   -------------
                                                                                     Securities
                                                                                     Underlying        LTIP
    Name and Principal Position            Year          Salary         Bonus         Options         Payouts
------------------------------------   ------------   ------------   ------------   ------------   -------------
Trent Wong (1)
   Chief Executive Officer                 1999       $     21,500   $         --        117,000              --

David H. McCaffrey (2)                     1999            103,500             --             --              --
                                           1998             90,000          8,000         36,000              --
                                           1997             97,000             --         50,000              --

----------
(1)  Mr. Wong has served as Chief Executive Officer since November 8, 1999.

(2) Mr. McCaffrey served as Chief Executive Officer from January 4, 1995 to November 8, 1999.

Stock-Based Compensation

     The following table provides information concerning individual grants of stock options made to the persons named in the "Summary Compensation Table" above. No stock appreciation rights were granted or exercised for the year ended December 31, 1999.


                        Option Grants in Last Fiscal Year


                                                  (Individual Grants)
                                              Number of         % of Total
                                              Securities         Options
                                              Underlying        Granted to        Exercise of
                                               Options         Employees in        Base Price     Expiration
Name                                           Granted          Fiscal Year        ($/Share)         Date
-----------------------------------------   --------------    ---------------     -----------    -------------
Trent Wong (1)                                     117,600               13.1%    $      6.25      07/28/04
David H. McCaffrey                                      --                 --              --            --

----------------
(1)  The right to purchase 117,600 shares will vest on May 31, 2000.

     The following table provides information concerning stock option exercise and the value of unexercised options at December 31, 1999 for the named executive officers.

                       Aggregated Option Exercises in 1999
                           and Year End Option Values


                                                           Number of Securities         Value of Unexercised
                                                          Underlying Unexercised            In-the-Money
                               Shares                       Options at FY-end            Options at FY-end
                            Acquired on      Value     ---------------------------  ---------------------------
Name                         Exercise      Realized    Exercisable   Unexercisable  Exercisable   Unexercisable
-------------------------  ------------  ------------  -----------   -------------  ------------  -------------
Trent Wong                           --            --           --         284,000  $          0  $     781,000(1)
David H. McCaffrey                   --            --      254,000               0  $  1,651,160  $           0(2)

---------------
(1) Mr. Wong believes his stock options have no value, based on the low trading volume of the common stock and the restrictive trading rules applicable to insiders. Notwithstanding the foregoing, for reporting purposes only, Mr. Wong's unexercised in-the-money options have a value of $781,000 calculated based on the difference between the fair market value of $9.00 of the 284,000 shares of common stock underlying in-the-money options at year end and the exercise price of the options at February 23, 2000 (284,000 shares at $6.25).

(2) Mr. McCaffrey believes his stock options have no value, based on the low trading volume of the common stock and the restrictive trading rules applicable to insiders. Notwithstanding the foregoing, for reporting purposes only, Mr. McCaffrey's unexercised in-the-money options have a value of $1,651,160, calculated based on the difference between the fair market value of $9.00 of the 254,000 shares of common stock underlying in-the-money options at year end and the exercise price of the options at February 23, 2000 (168,000 shares at $0.75, 50,000 shares at $5.00 and
     36,000 shares at $7.1875).

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Global MAINTECH's common stock trades on the Over-the-Counter Bulletin Board under the symbol "GLBM." Before November 12, 1996, Global MAINTECH's common stock traded on the Nasdaq Small Cap Market under the symbol "GBMT." Global MAINTECH's common stock has been listed on the Frankfurt Stock Exchange since September 7, 1999. Global MAINTECH effected a one-for-five reverse stock split of its common stock and its Series B preferred stock on September 2, 1999. All prices below are shown as if such split had occurred prior to the periods presented. As of February 23, 2000, Global MAINTECH had approximately 3,137 shareholders of record of its common stock. The following are the high and low bid quotations for Global MAINTECH's common stock as reported on the OTC Market during the periods indicated. These quotations represent prices quoted between dealers, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.


1998                                                     High         Low
----
                                                      ----------   ---------
First Quarter.......................................  $    13.75   $    9.40
Second Quarter......................................       13.75        9.70
Third Quarter.......................................       11.70        5.65
Fourth Quarter......................................        8.45        5.30

1999
First Quarter.......................................  $    12.19   $    7.19
Second Quarter......................................        9.84        5.94
Third Quarter.......................................       12.25        6.09
Fourth Quarter......................................        8.16        5.13

2000
First Quarter (through February 23, 2000)...........  $    10.37   $    7.06


                                 DIVIDEND POLICY

     Global MAINTECH has not paid cash dividends on its common stock and does not anticipate paying cash dividends in the next two fiscal years. Global MAINTECH currently is accruing dividends on its Series B, Series D, Series E and Series F preferred stock at the annual rate of 8% per year, payable at the election of Global MAINTECH in either cash or common stock, but no dividends are payable until conversion into common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of 10,711,724 shares. As of February 23, 2000, 887,980 of these shares are designated as Series A convertible preferred stock, 123,077 shares are designated as Series B convertible preferred stock, 1,675 shares are designated as Series C convertible preferred stock, 2,775 shares are designated as Series D convertible preferred stock, 2,650 shares are designated as Series E convertible preferred stock, and 2,000 shares are designated as Series F convertible preferred stock. The Series A stock, the Series B stock, the Series C stock, the Series D stock, the Series E stock and the Series F stock are sometimes referred to together as preferred stock. As of February 23, 2000, there were 5,921,431 shares of common stock outstanding, which were held of record by approximately 3,137 shareholders, 13,860 shares of Series A stock outstanding, which were held of record by approximately 6 shareholders, 255,114 shares of Series B stock outstanding, which were held of record by 25 shareholders, no shares of Series C stock outstanding, 2,725 shares of Series D stock outstanding, which were held of record by 7 shareholders, 2,650 shares of Series E stock outstanding, which were held of record by 3 shareholders and 2,000 shares of Series F stock outstanding, which were held of record by 1 shareholder.

     In February 2000, our Board approved an amendment to our Articles of Incorporation that would increase our authorized capital stock to 18,500,000 shares, subject to approval by the shareholders at the Special Meeting to be held on April 5, 2000. If the amendment is approved, we will be authorized to issue an additional

7,788,276 shares from time to time at the discretion of the Board. Unless otherwise designated by the Board, all of such shares will be common stock.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors so that the holders of more than 50% of the aggregate voting power of the outstanding common stock and preferred stock can elect all directors. See "-- Preferred Stock." Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends declared by the board of directors of Global MAINTECH out of funds legally available for dividends and in liquidation proceedings. Holders of common stock have no preemptive or subscription rights and there are no redemption rights associated with these shares.

Preferred Stock

     The holders of Series A stock and Series B stock are entitled to vote on all matters submitted to a vote of shareholders the number of votes for each share held of record equal to the number of shares of common stock into which each share of preferred stock is then convertible. The holders of Series D stock, Series E stock and Series F stock have no voting rights except in the event Global MAINTECH desires to issue shares of a class or series of preferred stock which could adversely affect the rights of such holders, or as may otherwise be required by law. There is no cumulative voting for the election of directors so that the holders of more than 50% of the aggregate voting power of the outstanding common stock and preferred stock can elect all directors. Holders of Series A stock are entitled to receive ratably the dividends declared by the board of directors of Global MAINTECH, and holders of Series B stock, Series D stock, Series E stock and Series F stock are entitled to receive dividends at an annual rate of 8% per share, out of funds legally available for dividends and in liquidation proceedings. Dividends on shares of Series B stock, Series D stock, Series E stock and Series F stock are cumulative and are only payable upon conversion of the corresponding series of preferred stock. Holders of preferred stock have no preemptive or subscription rights and there are no redemption rights with respect to those shares.

     Under Minnesota law and Global MAINTECH's articles of incorporation, the board of directors is authorized, without further shareholder action, to issue preferred stock in one or more classes or series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and other rights and preferences, of the preferred stock. Accordingly, although it has no current intention of doing so, the board of directors of Global MAINTECH may, with the approval of the holders of a majority of the voting power of the then outstanding preferred stock, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power and the dividend and other rights of the holders of common stock.

Warrants and Options

     As of February 23, 2000, Global MAINTECH had outstanding options to purchase 1,683,466 shares of common stock that had been issued to employees, directors and consultants to the company under the 1989 Stock Option Plan, with a weighted average exercise price of $7.48 per share. These options expire between November 20, 2000 and September 29, 2004. As of February 23, 2000, Global MAINTECH also had outstanding warrants to purchase a total of 1,937,828 shares of common stock with a weighted average exercise price of $10.91 per share. These third-party warrants are all currently exercisable and expire on dates ranging from December 31, 2000 to October 31, 2004. All agreements embodying these outstanding warrants and options provide for antidilution adjustments if there are changes in the corporate structure of Global MAINTECH, such as mergers, consolidations, reorganizations, recapitalizations, stock dividends, or stock splits.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

     The provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage an unsolicited takeover of Global MAINTECH if the board of directors determines that a takeover is not in the best interests of the company and its shareholders. However, these provisions could have the effect of discouraging attempts to acquire Global MAINTECH, which could deprive the company's shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Section 302A.671 of the Minnesota Business Corporation Act (the "MBCA") provides that, unless the acquisition of over 20%, 33 1/3% or 50% of voting control of Global MAINTECH by an existing shareholder or other person is approved by a majority of the disinterested shareholders of the company, the shares acquired above the new percentage level of voting control will not be entitled to voting rights. Global MAINTECH is required to hold a special shareholders' meeting to vote on an acquisition within 55 days after the delivery to the company by the acquiror of an information statement including a description of the acquiror and any plans of the acquiror to liquidate or dissolve the company and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquiror. If any acquiror does not submit an information statement to Global MAINTECH within ten days after acquiring shares representing a new threshold percentage of voting control of Global MAINTECH, or if the disinterested shareholders vote not to approve the acquisition, Global MAINTECH may redeem the shares so acquired by the acquiror at their market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if the offer has been approved by a majority vote of disinterested board members of the issuing corporation.

     Section 302A.673 of the MBCA restricts various transactions between Global MAINTECH and a shareholder who becomes the beneficial holder of 10% or more of Global MAINTECH's outstanding voting stock (an "interested shareholder") unless a majority of the disinterested directors of Global MAINTECH have approved, before the date on which the shareholder acquired a 10% interest, either the business combination transaction suggested by the shareholder or the acquisition of shares that made the shareholder an interested shareholder. If prior approval is not obtained, the statute prohibits mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving Global MAINTECH and the interested shareholder or its affiliates for four years following the date on which the interested shareholder became an interested shareholder.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is Norwest Bank, Minnesota, N.A.

Indemnification of Directors and Officers

     Global MAINTECH's second amended and restated articles of incorporation and the statutes of the State of Minnesota require the company to indemnify any director, officer, employee or agent who was or is a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, against liabilities and expenses incurred in connection with the action, suit or proceeding, except where the person was not acting in good faith or did not reasonably believe that the conduct was in the best interests of the company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons controlling Global MAINTECH according to the foregoing provisions, the company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

     On December 16, 1996, based on the advice of Global MAINTECH's financial advisor, David McCaffrey exercised stock options to purchase 168,000 shares of common stock and Jim Geiser exercised stock options to purchase 48,000 shares of common stock. Messrs. McCaffrey and Geiser paid their respective exercise prices totaling $126,000 and $59,000 in the form of personal promissory notes payable to Global MAINTECH. Each of these promissory notes had an interest rate of 5.75% per year and was scheduled to be repaid no later than the termination date of the option to which the note related. Mr. McCaffrey agreed to pay his personal promissory note in full on or before February 28, 2000. Mr. Geiser repaid his personal promissory note in full on November 15, 1999. David McCaffrey is a director of Global MAINTECH and served as Chief Executive Officer until November 1999. Jim Geiser is Global MAINTECH's chief financial officer and secretary.

     Management of Global MAINTECH believes that the terms of the transactions described above were no less favorable to Global MAINTECH than would have been obtained from an unaffiliated third party. Any future material transactions and loans with officers, directors or 5% beneficial shareholders of common stock, or affiliates of such persons, will be on terms no less favorable to Global MAINTECH than could be obtained from unaffiliated third parties and will be approved by a majority of the outside members of Global MAINTECH's board of directors who do not have an interest in the transactions.

     Global MAINTECH has agreed with the Minnesota Department of Commerce that so long as the shares described in this prospectus are registered in the State of Minnesota, or one year from the date of this prospectus, whichever is longer, Global MAINTECH will not make loans to its officers, directors, employees or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances or reasonable salary advances.

                               RECENT DEVELOPMENTS

Note Payable to Andersen, Weinroth & Co.

     On August 6, 1999, we rescheduled the principal payment of $250,000 of a $500,000 note payable to Andersen, Weinroth & Co. which was due on July 31, 1999. The due date of the payment was extended to November 30, 1999 and the payment was made in full by that date.

Re-Negotiation of Payment Provision Regarding Lavenir Acquisition

     On September 28, 1999, through our wholly owned subsidiary Global MAINTECH, Inc., we purchased substantially all the assets of Lavenir Technology, Inc., a California corporation, pursuant to an Agreement and Plan of Reorganization by and among the us, our subsidiary, and Lavenir.

     In addition to purchasing substantially all of the assets of Lavenir (including rights under and to Lavenir's computer software products and the trademarks and related copyrights), we assumed certain liabilities of Lavenir, including, Lavenir's ongoing leases, debt and contract obligations. The primary assets we acquired were a suite of CAD/CAM software products, including the ability to design, test, verify and repair precision graphics designs. This software is sold independently or with Raster Photoplotters, sophisticated hardware products used to build master printed circuit boards.

     The total purchase price of $5,300,000 was payable as follows: 266,000 shares of our common stock was paid to Lavenir at closing, and $400,000 was paid in the form of a note payable due on January 31, 2000. In November 1999, the $400,000 note was negotiated to a $100,000 note payable due January 31, 2000 in return for 100,000 shares of our common stock. A maximum of 700,000 additional shares of common stock are issuable as of April 30, 2000 sufficient to cause the value of the shares and debt previously issued and the original $400,000 liability to total $5,300,000 as of April 30, 2000. The holders of the common stock we issued in connection with this acquisition were granted customary registration rights.

Asset Sale to MT Acquiring Corp.

     The Company, GMI, and Magnum Technologies, Inc. a wholly owned subsidiary of GMI ("Magnum"), sold all of the business and properties used by GMI in connection with its business conducted under the Magnum name pursuant to an Agreement of Purchase and Sale of Assets made as of January 26, 2000 by and among MT Acquiring Corp., Tim Hadden, Greg Crow, GMI, Magnum and the Company. In the sale, MT Acquiring Corp. received properties and three software products used to provide network monitoring and analysis services: CAP-TREND, Coordinator and Advantage. MT Acquiring Corp. and it principals, Tim Hadden and Greg Crow, also received a release from GMI, Magnum and the Company for all claims arising out of the association of MT Acquiring Corp.'s principals with GMI, Magnum and the Company. In exchange for the foregoing, MT Acquiring Corp. and its principals released all claims against the Company, GMI and Magnum relating to the parties' conduct before January 26, 2000, assumed various obligations and contracts related to the business, and delivered a subordinated promissory note payable to the Company in the amount of $214,000. The note bears interest at six percent annually and provides for four semi-annual payments of principal and interest from the date of the note's execution until its maturity date of December 30, 2001.

Proposed Settlement Agreement with Infinite Graphics Incorporated

     We are currently negotiating the transfer of certain assets and the termination of various software licenses under a proposed settlement agreement between Global MAINTECH and Infinite Graphics Incorporated ("Infinite Graphics"). We acquired the assets and licenses under a February 27, 1998 License and Asset Purchase Agreement with Infinite Graphics. The assets to be transferred would include those used by GMI in designing, assembling and marketing computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. The terminated licenses would include an exclusive software license of software products used in the business and a non-exclusive license of software used in both our business and Infinite Graphics' business. The transfer and termination would be made in exchange for Infinite Graphics' assumption of specific contracts and liabilities related to the assets and for mutual release of all claims arising from the License and Asset Purchase Agreement, including Infinite Graphics' release of our payment obligations.

Proposed Sale of Breece Hill

     On January 3, 2000, we announced that our board of directors approved a plan to sell our subsidiary Breece Hill Technologies, Inc. ("BHT"), which we acquired in April 1999, to Tandberg Data ASA of Oslo, Norway ("Tandberg"). On February 3, 2000, we entered into a stock purchase agreement with Tandberg, GMI, Hambrecht & Quist Guaranty Finance LLC, Greyrock Capital and Cruttenden Roth, Incorporated. The transaction will require approval by both Global MAINTECH's and Tandberg's shareholders. Under the terms of the stock purchase agreement and related transactions:

     o we would sell all of the common stock of BHT to Tandberg in exchange for $3.4 million in cash, less transaction costs and holdbacks;

     o Tandberg will assume or repay approximately $6.1 million in liabilities of BHT;

     o we and GMI will be released from our obligations with respect to approximately $5.7 million of debt to be prepaid by Tandberg at the closing;

     o holders of BHT Series B preferred stock will receive up to $1 million in cash in the aggregate;

     o former holders of BHT Series A preferred stock at the time of the merger between BHT and GMI, which we refer to as the former BH Series A holders, will receive up to approximately $1.5 million in cash in the aggregate;

     o former holders of BHT common stock at the time of the merger between BHT and GMI, which we refer to as the former BH Common holders, will receive warrants to purchase up to 5,091,160 ordinary shares of Tandberg at a price of NOK 30, and up to 518,225 shares of our common stock in the aggregate and warrants to purchase up to 200,000 shares of our common stock in the aggregate; and

     o the former BH Series A holders and the former BH Common holders will release any claims they may have against us, GMC, BHT or Tandberg, except for certain claims against us and GMI related to our obligation to issue options under the merger agreement between BHT and GMI.

Anticipated Charges in the Fourth Quarter of 1999

     Due to the asset sale to MT Acquiring Corp., the proposed settlement with Infinite Graphics Incorporated, the proposed sale of Breece Hill and re-evaluation of the recoverability of certain tangible and intangible assets during the fourth quarter of 1999, we are anticipating a charge of between $10 million to $12 million in December 1999 related to these items. In addition, we are anticipating other operating losses, exclusive of the items above, between $9 million and $11 million for the fourth quarter of 1999, approximately $5 million to $6 million of which are related to compensation paid to third parties through grants of equity instruments. Based upon the September 30, 1999 year-to-date net loss of $7.4 million and upon consideration of the items above, we anticipate the fiscal year 1999 net loss to be between $26 million and $30 million.

                                LEGAL PROCEEDINGS

     On February 15, 2000, we and GMI were named as defendants in a patent infringement suit brought by K. Brent Johnson and I.D.G. Incorporated in federal court for the Northern District of Oklahoma. The suit alleges, among other things, that our VCC product, when monitoring a mainframe computer, infringes on a patent held by the plaintiffs. We believe that the plaintiffs' claims are without merit, but are attempting to settle the claims in order to avoid protracted and costly litigation. Other than the patent infringement claim, there are no material legal proceedings pending against U.S.

                             DESCRIPTION OF PROPERTY

     Global MAINTECH's headquarters is located at 7578 Market Place Drive, Eden Prairie, MN 55344. Global MAINTECH leases 10,500 square feet under a lease that expires on March 31, 2000. Global MAINTECH also leases four small office spaces for sales and technical development services, one of which is in Ohio and the others are in California. Breece Hill leases 53,590 square feet of office space located at 6287 Arapahoe Avenue, Boulder, Colorado 80303, which lease began on July 31, 1996 and terminates on July 31, 2001.

                                     EXPERTS

     The financial statements of Global MAINTECH Corporation as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares offered under this prospectus has been passed upon for Global MAINTECH by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

     Global MAINTECH has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. Global MAINTECH is subject to the informational requirements of the Exchange Act, and files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Global MAINTECH can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning Global MAINTECH at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits which Global MAINTECH has filed with the Commission under the Securities Act and to which reference is made.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report................................................ F-2
Consolidated Balance Sheets as of December 31, 1998 and 1997................ F-3
Consolidated Statements of Operations for the Years ended
   December 31, 1998 and 1997............................................... F-5
Consolidated Statements of Stockholders' Equity for the Years
   ended December 31, 1998 and 1997......................................... F-6
Consolidated Statements of Cash Flows for the Years ended
   December 31, 1998 and 1997............................................... F-7
Notes to Consolidated Financial Statements.................................. F-8
Consolidated Balance Sheet as of September 30, 1999 (Unaudited).............F-22
Consolidated Statements of Operations for the Nine Months ended
  September 30, 1999 and 1998 (Unaudited) ..................................F-24
Consolidated Statements of Cash Flows for the Nine Months ended
  September 30, 1999 and 1998 (Unaudited) ..................................F-25
Notes to Unaudited Consolidated Financial Statements........................F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Global MAINTECH Corporation:

We have audited the accompanying consolidated balance sheets of Global MAINTECH Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global MAINTECH Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                       /s/ KPMG LLP


Minneapolis, Minnesota
March 29, 1999, except as to Note 12 which is as of September 2, 1999

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                         December 31,        December 31,
                                                                             1998                1997
                                                                        ---------------     ---------------
CURRENT ASSETS
   Cash and cash equivalents                                            $       664,066     $     1,726,889
   Accounts receivable, less allowance for doubtful accounts of
     $300,000 and $15,000, respectively                                       2,283,578             576,573
   Employee receivables                                                         147,466              26,111
   Inventories                                                                  861,418             797,435
   Prepaid expenses and other                                                    80,094              77,308
   Notes receivable                                                                  --              75,000
   Current portion of investment in sales-type leases                            20,776             286,997
                                                                        ---------------     ---------------

       Total current assets                                                   4,057,398           3,566,313

   Property and equipment, net                                                1,042,432             308,347
   Leased equipment, net                                                        124,658             209,033
   Software development costs, net                                            2,273,834             955,835
   Purchased technology and other intangibles, net                            1,419,008              60,000
   Net investment in sales-type leases, net of current portion                   22,410             492,918
   Other assets, net                                                            193,191             271,003
                                                                        ---------------     ---------------

       TOTAL ASSETS                                                     $     9,132,931     $     5,863,449
                                                                        ===============     ===============

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          December 31,         December 31,
                                                                              1998                 1997
                                                                        -----------------   -------------------
CURRENT LIABILITIES
   Accounts payable                                                     $         867,120   $           396,159
   Current portion of notes payable                                               395,680                    --
   Convertible subordinated debentures                                            200,000               100,000
   Accrued liabilities, compensation and payroll taxes                            267,581               123,605
   Other                                                                           31,049                10,588
   Deferred revenue                                                               228,231                52,443
                                                                        -----------------   -------------------

       Total current liabilities                                                1,989,661               682,795

   Subordinated notes payable, less current portion                             1,700,000             1,900,000
                                                                        -----------------   -------------------

       Total liabilities                                                        3,689,661             2,582,795

STOCKHOLDERS' EQUITY
   Voting, convertible preferred stock - Series A, convertible into one common stock share for each five preferred shares, no par value;
     887,980 shares authorized; 129,176 shares in 1998 and 244,113 shares in 1997 issued and outstanding; total liquidation preference
     of outstanding shares - $242,200                                              60,584               114,489
   Voting, convertible preferred stock - Series B, convertible on or before September 23, 2001 based on price of common stock; conversion price not to exceed $12.50 per share or be less than $3.75; dividend of 8% payable in cash or common stock of Company; no par value;
     123,077 shares authorized; 67,192 shares in 1998 and none in 1997 issued and outstanding; total liquidation preference of outstanding
     shares - $2,183,769                                                        2,183,769                    --
   Common stock, no par value; 9,699,327 shares authorized; 3,681,879
     shares in 1998 and 3,416,972 shares in 1997 issued and outstanding                --                    --
   Additional paid-in-capital                                                   7,362,796             5,295,829
   Notes receivable-officers                                                     (294,500)             (294,500)
   Accumulated deficit                                                         (3,869,379)           (1,835,164)
                                                                        -----------------   -------------------

       Total stockholders' equity                                               5,443,270             3,280,654
                                                                        -----------------   -------------------
                                                                        $       9,132,931   $         5,863,449
                                                                        =================   ===================

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         Years Ended
                                                                                         December 31,
                                                                                ------------------------------
                                                                                    1998             1997
                                                                                -------------    -------------

Net sales:
   Systems                                                                      $   4,245,684    $   2,138,323
   Maintenance, consulting and other                                                1,963,625          864,184
                                                                                -------------    -------------
       Total net sales                                                              6,209,309        3,002,507
Cost of sales:
   Systems                                                                          1,127,361          417,225
   Maintenance, consulting and other                                                1,195,941          344,808
                                                                                -------------    -------------
       Total cost of sales                                                          2,323,302          762,033
                                                                                -------------    -------------
       Gross profit                                                                 3,886,007        2,240,474
Operating expenses:
   Selling, general and administrative                                              4,414,140        1,649,394
   Research and development                                                         1,291,253          319,859
                                                                                -------------    -------------
       Income (loss) from operations                                              (1,819,386)          271,221
Other income (expense):
   Interest expense                                                                  (286,272)        (183,004)
   Interest income                                                                    146,786           92,406
   Other                                                                              (44,294)         (22,147)
                                                                                -------------    -------------
       Total other expense, net                                                      (183,780)        (112,745)
                                                                                -------------    -------------
Income (loss) from continuing operations before income taxes                       (2,003,166)         158,476
Provision for income taxes                                                                 --               --
                                                                                -------------    -------------
       Income (loss) from continuing operations                                    (2,003,166)         158,476
Gain from discontinued operations                                                          --           70,000
                                                                                -------------    -------------
       Net income (loss)                                                        $  (2,003,166)   $     228,476
                                                                                =============    =============
Accrual of cumulative dividends on Series B convertible preferred stock               (31,049)              --
                                                                                -------------    -------------
Net income (loss) attributable to common stockholders                              (2,034,215)         228,476
                                                                                =============    =============
Basic income (loss) per common share:
   Continuing operations                                                        $       (0.55)   $       0.050
   Discontinued operations                                                                 --            0.022
                                                                                -------------    -------------
   Net income (loss)                                                            $       (0.55)   $       0.072
                                                                                =============    =============
Diluted income (loss) per common share:
   Continuing operations                                                        $       (0.55)   $       0.040
   Discontinued operations                                                                 --            0.018
                                                                                -------------    -------------
   Net income (loss)                                                            $       (0.55)   $       0.058
                                                                                =============    =============
Shares used in calculations:
   Basic                                                                            3,670,342        3,183,609
   Diluted                                                                          3,670,342        3,911,083


The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                Preferred Stock A   Preferred Stock B           Common Stock          Additional
                               ------------------- ---------------------  ------------------------     paid-in
                                Shares    Amount     Shares    Amount       Shares       Amount        capital
                               -------  ---------- --------- ----------  -----------  -----------   ------------
Balance at December 31,
1996                           700,667   $  28,601       --  $       --    2,652,107  $        --     $2,243,438
   Net income                       --          --       --          --           --           --             --
   Common stock issued              --          --       --          --      550,560           --      2,779,600
   Stock issue costs                --          --       --          --           --           --       (302,278)
   Common stock options and
     warrants exercised             --          --       --          --      122,994           --        360,957
   Exercise officer stock
      options                       --          --       --          --           --           --             --
   Converted preferred
      shares Series A         (456,554)   (214,112)      --          --       91,311           --        214,112
----------------------------------------------------------------------------------------------------------------

Balance at December 31,
1997                           244,113   $ 114,489       --  $       --    3,416,972  $        --   $  5,295,829

   Net loss                         --          --       --          --           --           --             --
   Accrual of cumulative
     dividends on Series B
     convertible preferred
     stock                          --          --       --          --           --           --             --
   Common stock issued              --          --       --          --      218,400           --      1,800,350
   Values of stock options
     issued in acquisition          --          --       --          --           --           --        524,000
   Stock issue costs                --          --       --          --           --           --       (346,922)
   Common stock options
     and warrants exercised         --          --       --          --       23,520           --         35,634
   Preferred shares Series B        --          --   67,192   2,183,769           --           --             --
   Converted preferred
     shares Series A          (114,937)    (53,905)      --          --       22,987           --         53,905
----------------------------------------------------------------------------------------------------------------
Balance at December 31,
1998                           129,176   $  60,584   67,192  $2,183,769    3,681,879  $        --   $  7,362,796



                                     Notes       Accumu-
                                  receivable-    lated
                                   officers     deficit       Total
                                 ----------  -----------  -----------
Balance at December 31,
1996                             (324,500)  (2,063,640)     183,899
   Net income                          --      228,476      228,476
   Common stock issued                 --           --    2,779,600
   Stock issue costs                   --           --     (302,278)
   Common stock options and
     warrants exercised                --           --      360,957
   Exercise officer stock
      options                      30,000           --       30,000
   Converted preferred
      shares Series A                  --           --           --
-------------------------------------------------------------------

Balance at December 31,
1997                           $ (294,500)  (1,835,164)   3,280,654

   Net loss                            --   (2,003,166)  (2,003,166)
   Accrual of cumulative
     dividends on Series B
     convertible preferred
     stock                             --      (31,049)     (31,049)
   Common stock issued                 --           --    1,800,350
   Values of stock options
     issued in acquisition             --           --      524,000
   Stock issue costs                   --           --     (346,922)
   Common stock options
     and warrants exercised            --           --       35,634
   Preferred shares Series B           --           --    2,183,769
   Converted preferred
     shares Series A                   --           --           --
-------------------------------------------------------------------
Balance at December 31,
1998                           $ (294,500) $(3,869,379) $ 5,443,270


The accompanying notes are an integral part of these consolidated statements

                 GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years Ended
                                                                                         December 31,
                                                                                 -----------------------------
                                                                                      1998            1997
                                                                                 ---------------  ------------
Cash flows from operating activities:
   Net income (loss)                                                             $    (2,003,166) $    228,476
   Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
     Depreciation and amortization                                                     1,610,981       433,981
     Allowance for doubtful accounts                                                     300,000            --
     Changes in operating assets and liabilities:
       Accounts receivable                                                            (1,532,221)     (124,974)
       Employee receivables                                                             (121,355)       (4,592)
       Inventories                                                                       (63,983)     (579,492)
       Prepaid expense and other                                                          (2,786)      (50,602)
       Accounts payable                                                                  337,397           155
       Accrued liabilities                                                               112,500         2,253
       Deferred revenue                                                                   79,859      (207,304)
                                                                                 ---------------  ------------
                  Cash used by operating activities                                   (1,282,774)     (302,099)
                                                                                 ---------------  ------------
Cash flows from investing activities:
   Sale of investment in sales-type leases                                               736,729      (779,915)
   Purchase of property and equipment                                                 (1,076,176)     (361,869)
   Reduction in leased equipment                                                              --      (162,548)
   Investment in software development costs                                           (2,052,188)     (781,516)
   Investment in other assets                                                             (9,460)     (108,900)
   Purchase of companies, net of cash acquired                                        (1,276,786)           --
   Payments received on (investment in) notes receivable                                  75,000       (75,000)
                                                                                 ---------------  ------------
                  Cash used by investing activities                                   (3,602,881)   (2,269,748)
                                                                                 ---------------  ------------
Cash flows from financing activities:
   Disbursements for deferred debt costs                                                      --      (212,470)
   Net proceeds from issuance of common stock                                          1,489,063     2,768,279
   Net proceeds from issuance of preferred stock                                       2,183,769            --
   Proceeds (payments) short term notes payable                                          250,000      (319,963)
   Payments received on officers note receivable                                              --        30,000
   Proceeds (payments) long term notes payable                                          (100,000)    2,000,000
                                                                                 ---------------  ------------
           Cash provided by financing activities                                       3,822,832     4,265,846
                                                                                 ---------------  ------------
           Net increase (decrease) in cash                                            (1,062,823)    1,693,999
           Cash and cash equivalents at beginning of period                            1,726,889        32,890
                                                                                 ---------------  ------------
           Cash and cash equivalents at end of period                            $       664,066  $  1,726,889
                                                                                 ===============  ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:  Interest                                      $       200,554  $    200,584
                                   Income taxes                                  $         9,999  $      9,999


The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

     Global MAINTECH, Inc., the Company's principal operating subsidiary, produces and assembles a computer software and hardware product that it sells as a console consolidation and console management solution to the systems and network management marketplace primarily in the United States. The product is called the Virtual Command Center ("VCC").

     The VCC is a tool designed to do three functions: the first is to consolidate consoles (computer terminals with access to the internal operation of a computer) into one monitor, a "virtual console" or single point of control; the second is to monitor and control the computers connected to the virtual console; and, the third is to automate most, if not all, of the routine processes performed by computer operators in data centers. The VCC can be operated from a remote location and accepts multiple different computer platforms and operating systems. It is an external system that monitors and controls the subject mainframe and other data center computers from a workstation quality RISC computer, which is housed separately from the computers it controls. VCC users are able to reduce staffing levels, consolidate all data center operations and technical support functions to a single location regardless of the physical location of the data center(s) and achieve improved levels of operational control and system availability.

     In an effort to enhance its revenue base, the Company purchased three new product lines during 1998. On February 28, 1998, the Company licensed certain software and purchased certain assets relating to the system software business of Infinite Graphics Incorporated, a Minnesota corporation ("IGI"). The Company is using such software and assets to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. On October 1, 1998, the Company purchased the software of Asset Sentinel, Inc., a Minnesota corporation ("ASI"). As a result of this acquisition, the Company obtained a network and electrical line mapping suite of programs that operate on personal computer platforms. Effective November 1, 1998, the Company purchased substantially all of the assets of Enterprise Solutions, Inc., an Ohio corporation ("ESI"). As a result of this acquisition, the Company obtained software products that notify the proper person(s) by telephone, pager or the internet of critical data center events-event notification software and a consulting business that focuses on solving systems management problems in data centers.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Global MAINTECH Corporation and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

NEW ACCOUNTING PRONOUNCEMENTS:

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not assessed the impact of this Statement.

CASH AND CASH EQUIVALENTS:

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INVENTORY:

     Inventory is stated on a first in, first out (FIFO) basis at the lower of cost or market.

PROPERTY AND EQUIPMENT:

     Property and equipment is recorded at cost and is comprised primarily of computer and office equipment. Depreciation is provided for principally using the double declining balance method, based on the estimated useful lives of the respective assets which generally have lives of three years.

     Maintenance and repairs are charged to expense as incurred.

REVENUE RECOGNITION:

     Revenue from product sales is recognized upon the latter of shipment or final acceptance. Deferred revenue is recorded when the Company receives customer payments before shipment or acceptance or before maintenance revenues are earned. The Company sells maintenance agreements which require minor updates of software to be delivered to the customers free of charge. New versions of the Company's software representing a major upgrade are not a part of the maintenance agreements. The Company expenses the costs of minor updates to its software as incurred.

     The Company recognizes revenue from leasing activities in accordance with SFAS No. 13, Accounting for Leases. Accordingly, leases that transfer substantially all the benefits and risks of ownership are accounted for as sales-type leases. All other leases are accounted for as operating leases.

     Under the sales-type method, profit is recognized at lease inception by recording revenue and cost. Revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Cost consists of the equipment's book value. The present value of the estimated value of the equipment at lease termination (the residual value), which is generally not material, and the present value of the future minimum lease payments are recorded as assets. In each period, interest income is recognized as a percentage return on asset carrying values.

     The Company is the lessor of equipment under operating leases expiring in various years. The cost of equipment subject to such leases is recorded as leased equipment and is depreciated on a straight-line basis over the estimated service life of the equipment. Operating lease revenue is recognized as earned over the term of the underlying lease.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS:

     Under the criteria set forth in SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The carrying value of a software development asset is regularly reviewed by the Company and a loss is recognized when the unamortized costs are not recoverable based on the estimated cash flows to be generated from the applicable software.

PURCHASED TECHNOLOGY AND OTHER INTANGIBLES:

     The Company has recorded the excess of purchase price over net tangible assets as purchased technology and customer lists based on the fair value of these intangibles at the date of purchase. These assets are amortized over their estimated economic lives of five years using the straight-line method. Recorded amounts for purchased technology are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

OTHER ASSETS:

     Other assets is comprised of patents and capitalized debt issuance costs. Patents are stated at cost and are amortized over three years or over the useful life using the straight-line method. Capitalized debt issuance costs are stated at cost and are amortized over the term of the related debt agreement. Recorded amounts for patents are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

RESEARCH AND DEVELOPMENT:

     Research and development costs are expensed as incurred.

STOCK BASED COMPENSATION:

     The Company has adopted the disclosure requirements under SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation. As permitted under SFAS No. 123, the Company applies Accounting Principles Board Opinion No. 25 (APB No.
25), Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

INCOME (LOSS) PER SHARE:

     Basic and diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the period. During 1998, dilutive shares were excluded from the net loss per share computation as their effect is antidilutive.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The weighted average shares and total dilutive shares used in the calculation of basic and diluted income (loss) per share are as follows:


                                                Years Ended December 31,
                                          ------------------------------------
                                               1998                 1997
                                          ---------------   ------------------
Basic Income (Loss) Per Share
     Weighted average shares                    3,670,342            3,183,609

Diluted Income (Loss) Per Share
     Weighted average shares                    3,670,342            3,183,609
     Stock options                                     --              553,034
     Warrants                                          --              125,617
     Conversion of preferred stock                     --               48,823
                                          ---------------   ------------------
       Total dilutive shares                    3,670,342            3,911,083
                                          ===============   ==================

Antidilutive stock options excluded             1,066,400               16,600
Antidilutive warrants excluded                    571,800              120,000

INCOME TAXES:

     Deferred taxes are provided on an asset and liability method for temporary differences and operating loss and tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FAIR VALUE OF INSTRUMENTS:

     All financial instruments are carried at amounts that approximate estimated fair values.

RECLASSIFICATIONS:

     Certain amounts previously reported in 1997 have been reclassified to conform to the 1998 presentation.

USE OF ESTIMATES:

     The preparation of financial statements in accordance with generally accepted accounting principles require management of the Company to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2. RECOVERY FROM DISCONTINUED OPERATION

     The Company's Board of Directors made the decision to discontinue that portion of the operations which brokered and sold parts for IBM mainframe computers in 1995. Effective December 31, 1995 these operations were sold to Norcom Resources, Inc. ("Norcom"). A portion of the sale included a $70,000 note receivable from Norcom which the Company treated as uncollectible. However, in March 1997 the Company collected the full amount of such note receivable and recorded a recovery related to the discontinued operation.

NOTE 3. INVENTORIES

     Inventories consists of the following:


                                              December 31,
                                 --------------------------------------
                                       1998                 1997
                                 -----------------    -----------------
Raw materials                    $         568,167    $         526,379
Completed systems                          293,251              271,056
                                 -----------------    -----------------

Total inventories                $         861,418    $         797,435
                                 =================    =================


NOTE 4. NET INVESTMENT IN SALES-TYPE LEASES

     The Company began leasing equipment as lessor under sales-type leases in 1997. The components of net investment in sales-type leases as of December 31, 1998 and 1997, are as follows:



                                                1998                 1997
                                         -----------------   ------------------
Minimum lease payments receivable        $          45,336   $          892,323
Less:  Unearned revenue                             (2,150)            (112,408)
                                         -----------------   ------------------
                                                    43,186              779,915
Less:  Current portion                             (20,776)            (286,997)
                                         -----------------   ------------------

Investment in sales-type lease, net
   of current portion                    $          22,410   $          492,918

     Future minimum lease payments to be received under sales-type leases are $23,654 and $21,682 in 1999 and 2000, respectively.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. CAPITAL ASSETS

     Certain of the Company's capital assets are comprised of the following:



                                                          December 31,
                                                    -------------------------
                                                        1998          1997
                                                    -----------   -----------
Property and equipment
   Computer and officer equipment                   $ 1,642,691   $   400,192
   Accumulated depreciation                            (600,259)      (91,845)
                                                    -----------   -----------
     Property and equipment, net                    $ 1,042,432   $   308,347

Leased equipment
   Leased equipment                                 $   235,922   $   269,688
   Accumulated depreciation                            (111,264)      (60,655)
                                                    -----------   -----------
     Leased equipment, net                          $   124,658   $   209,033

Software development costs
   Software development costs                       $ 3,307,422   $ 1,255,235
   Accumulated amortization                          (1,033,588)     (299,400)
                                                    -----------   -----------
     Software development costs, net                $ 2,273,834   $   955,835

Purchased technology and other intangibles
   Software, licenses and customer lists            $ 1,630,739   $    75,000
   Accumulated amortization                            (211,731)      (15,000)
                                                    -----------   -----------
     Purchased technology costs, net                $ 1,419,008   $    60,000

Other assets
     Patents                                        $   107,386   $   101,680
     Deferred debt issue costs                          225,224       221,470
     Accumulated amortization                          (139,419)      (52,147)
                                                    -----------   -----------
       Other assets, net                            $   193,191   $   271,003


NOTE 6. ACQUISITIONS

     On February 27, 1998, the Company acquired certain assets, liabilities and perpetual software licenses of a division of Infinite Graphics, Inc., ("IGI") a computer-aided design and manufacturing software business. The consideration paid for IGI included $700,000 in cash and an amount up to $3,300,000 in contingent consideration based on certain operating results of IGI over a period of 15 months from the date of acquisition. Net identifiable liabilities of $78,446 were assumed consisting of $50,000 in fixed assets and $128,446 in current liabilities. The acquisition was accounted for as a purchase and the net liabilities and results of operations have been included in

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the Company's consolidated financial statements from the acquisition date. The contingent consideration, if paid, will be allocated to the intangible assets and amortized over the remaining useful lives of those assets. As of December 31, 1998, the Company has not paid any contingent consideration, and if paid, this amount will be included as an increase to purchased technology and amortized over the remaining useful life of the asset. The Company has recorded $778,446 as purchased technology and customer lists and will amortize these amounts straight line over the estimated useful life of three to five years.

     On October 1, 1998, the Company acquired the rights to Asset Sentinel, Inc.'s ("ASI") technology, which is a network mapping software suite of products. Total consideration for the assets was $425,000, which included conversion of a note owed to the Company by ASI of $279,320 plus a note payable due six months from closing of $145,680. In addition, the Company has agreed to pay contingent consideration in the amount of $2,200,000, based on certain sales milestones of the ASI products for 18 months after acquisition, payable in cash or Company Common Stock, to be determined by the Company. The Company did not acquire any tangible assets or assume any liabilities, and therefore, the entire purchase price has been recorded as purchased technology and is being amortized over its estimated economic life of 5 years. The acquisition was recorded as a purchase and the resulting asset and results from operations of ASI have been included in the Company's financial statements from the acquisition date. ASI is a start-up company and prior to the acquisition ASI had essentially no revenues. As of December 31, 1998, the Company has not paid any contingent consideration, and if paid, this amount will be included as an increase to purchased technology and amortized over the remaining useful life of the asset.

     On November 1, 1998, the Company acquired the rights and liabilities of Enterprise Solutions, Inc. ("ESI"). Total consideration paid for the acquisition was $200,000 plus contingent consideration of options to purchase up to 340,000 shares of common stock exercisable at the fair market value at the date of grant ($6.25). This contingent consideration will be adjusted based on the earnings of ESI for a period of 18 months following the closing and become exercisable at that date through 30 months following the acquisition. The maximum amount of adjustment to the contingent shares is 260,000 shares. The fair value of 80,000 shares is included in the purchase price of ESI. The fair value of the minimum shares was calculated using the Black Scholes option pricing methodology with a volatility of 112%, dividend of 0, risk free interest rate of 4.5% and a five-year life is $524,000. In the event ESI does not meet certain earn-out calculations reaching $5,000,000, the Company, at its option, will either pay ESI the difference or return the purchased assets and assumed liabilities, as of the date the earn-out calculation is made, to ESI. Net identifiable assets of $269,173 were assumed consisting of accounts receivable of $474,784, fixed assets of $116,324 and current liabilities of $321,935. The acquisition was accounted for as a purchase and the net assets and results of operations have been included in the Company's consolidated financial statements from the acquisition date. The Company has recorded an intangible asset consisting of purchased technology and customer lists of $397,031 and will amortize these amounts straight line over the economic useful life of 5 years. The fair value of the contingent additional options, if granted, will be allocated to purchased technology and amortized over the remaining useful lives of those assets.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma information represents the results of operations as if the acquisitions had taken place at the beginning of the periods presented.

                                                                         Unaudited
                                             ------------------------------------------------------------------
                                                          1998                               1997
                                             -------------------------------   --------------------------------
                                               As reported       Pro-forma       As reported        Pro-forma
                                             ---------------   -------------   ----------------   -------------
Revenue                                      $     6,209,309   $   7,466,162   $      3,002,507   $   6,303,050
Net income (loss)                                 (2,003,166)     (1,799,035)           228,476       1,165,806
Net income (loss) attributable to
   common stockholders                            (2,034,215)     (1,830,084)           228,476       1,165,806
Basic income (loss) per share                          (0.55)          (0.50)              0.05            0.37

NOTE 7. NOTES PAYABLE

     Notes payable at December 31, 1998 and 1997 are comprised of the following:

                                                          1998                               1997
                                              -----------------------------    --------------------------------
                                                                 Interest                           Interest
                                                 Amount            Rate            Amount             Rate
                                              -------------    ------------    --------------     -------------
Notes payable to Bank Windsor                       250,000
   due June 1, 1999                           $                         9.5%   $           --                --
Acquisition note payable to
   Asset Sentinel, Inc.                             145,680              --                --                --
                                              -------------                    --------------
       Total notes payable                    $     395,680                    $           --
Subordinated notes payable to                     1,900,000
   Mezzanine Capital Partners and
   Marquette Bancshares, Inc due in
   installments of various amounts as
   described below through June 30, 2002      $                       14.00%   $    2,000,000             14.00%
                                              -------------                    --------------
       Total subordinated notes payable           1,900,000                         2,000,000
Less current portion                               (200,000)                         (100,000)
                                              -------------                    --------------
                                              $   1,700,000                    $    1,900,000
                                              =============                    ==============

     On June 19, 1997 the Company issued subordinated notes payable in the form of two $1,000,000 notes payable to Mezzanine Capital Partners, Inc. and Marquette Bancshares, Inc., respectively. The interest rate of 14% is fixed for the term of the notes. Aggregate installments of $200,000, $300,000, $300,000, and $1,100,000 are due for the years 1999 through 2002, respectively. The notes are subject to a 5% prepayment penalty through June 30, 1998 and a 4% prepayment penalty from July 1, 1998 through June 30, 1999 and may be prepaid without penalty thereafter. The Company incurred costs related to the issuance of this debt in the amount of $221,470 which includes the estimated fair value of warrants to purchase a total of 106,000 shares of common stock at $9.00 per share that were issued in connection with the issuance of notes payable. These costs are being amortized on a straight-line basis over the five year term of such debt.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company has a revolving line of credit at Bank Windsor in the amount of $250,000 secured by accounts receivable. Borrowings under this revolver carry a floating rate of interest at prime plus 2%. At year-end this rate was 9.5%.

     In connection with an Asset Purchase Agreement dated October 1, 1998, the Company purchased the technology assets of Asset Sentinel, Inc. in the amount of $425,000 payable over 6 months. As of December 31, 1998, the unpaid balance was $145,680. The unpaid balance is interest free.

     In February 1999, the Company issued a $500,000 secured subordinated note payable to certain principals of Anderson, Weinroth & Co. The note was issued pursuant to a Loan and Security Agreement dated February 23, 1999 at a fixed interest rate of 10%, is due on July 31, 1999 and may be prepaid without penalty. The security interest granted to these note holders is subordinate to the notes payable to Mezzanine Capital Partners, Inc. and Marquette Bancshares, Inc. The Company incurred legal costs related to the issuance of this debt and issued warrants, which expire on February 23, 2004, to purchase 80,000 shares of common stock at $5.40 per share. The Company may call a one-third portion of the warrants if the common stock price exceeds $15.00 per share for twenty consecutive trading days.

     On March 9, 1999 the Company issued a $100,000 convertible note payable to an accredited investor, convertible into common stock of the Company at $6.25 per share at a 6% per annum rate of interest. The convertible note payable is subordinate to current and future debt issued by the Company and is due on September 9, 1999.

NOTE 8. STOCKHOLDERS' EQUITY

COMMON STOCK WARRANTS:

     The Company issued warrants in 1998 in conjunction with common stock issued pursuant to a private placement of 80,000 shares of common stock in February 1998. These warrants are exercisable at $9.50 per share and expire on July 21, 2003. The Company also issued warrants pursuant to a subsequent private placement of common stock in August 1998, which are exercisable at $13.00 and expire on July 16, 2003. Additional warrants to purchase shares of common stock were issued pursuant to a private placement of Series B Cumulative Convertible Preferred Stock ("Series B Stock"). The number of warrants issued is equal to the number of shares of common stock issued at the time the Series B Stock is converted to common stock. The warrants are exercisable at $16.25 or may be called by the Company in the event the common stock price trades above $21.875 for a period of 20 consecutive trading days and the Company's Common Stock is traded on Nasdaq.

     The Company issued warrants in 1997 in conjunction with common stock issued pursuant to the Private Placement Memorandum dated November 25, 1996. These warrants are exercisable at $3.75 per share and expire on February 28, 2002. During 1997 the Company also issued warrants pursuant to a subsequent private placement of common stock in June 1997, which are exercisable at $7.00 and expire on June 6, 2002. An additional 106,000 warrants were issued in 1997, which are exercisable at a per share price of $9.00 and expire in the year 2002. These warrants were issued in connection with the $2,000,000 of subordinated debt issued in June 1997 (Note 7).

     The total warrants outstanding as of December 31, 1998 was 708,396. Such warrants are exercisable at a weighted average price of $12.95 per share and expire in 2000 through 2004.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


COMMON STOCK OPTIONS:

     The Company's stock option plan ("Plan"), provides for granting to the Company's employees, directors and consultants, qualified incentive and nonqualified options to purchase common shares of stock. The Plan was amended during 1995 to increase the number of aggregate options that can be issued to 2,000,000 shares of common stock. Qualified incentive options must be granted with exercise prices equal to the fair market value of the stock at the date of grant. Nonqualified options must be granted with exercise prices equal to at least 85% of the fair market value of the stock at the date of grant.

     The Company applies APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock options. As a result no compensation expense has been recognized for stock-based compensation plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation, the Company's net income would have been reduced by approximately $30,000 and $18,000 in 1998 and 1997, respectively. The Company made this calculation using the Black-Scholes option pricing model with the following assumptions: volatility of 113%, risk-free interest rate of 4.5%, and an expected life of 5 years.

     This pro-forma effect does not include the compensation cost of stock options currently issued but which do not vest until future years nor does it include the compensation cost of stock options issued prior to 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro-forma net income amounts presented above.

     Information with respect to stock options under the plan is summarized as follows:

                                                     Incentive Stock Options           Nonqualified Options
                                                   ----------------------------    ----------------------------
                                                                     Weighted                       Weighted
                                                                     average                         average
                                                                     exercise                       exercise
                                                      Shares          price           Shares          price
                                                   -------------   ------------    ------------   -------------
Total outstanding at December 31, 1996                   523,000   $       2.45          16,600   $       29.35
         Granted                                         286,400           7.55              --              --
         Canceled                                        (15,000)          5.00              --              --
         Exercised                                       (91,000)          2.00              --              --
                                                   -------------   ------------    ------------   -------------

Total outstanding at December 31, 1997                   703,400   $       3.95          16,600   $       29.35
         Granted                                         708,600           7.55              --              --
         Canceled                                        (67,400)          9.60        (10,000)           28.15
         Exercised                                       (15,400)          1.80              --              --
                                                   -------------   ------------    ------------   -------------

Total outstanding at December 31, 1998                 1,329,200   $       5.55           6,600   $       31.25
                                                   =============   ============    ============   =============

     Options for 662,800 shares of common stock were exercisable at a weighted average exercise price of $3.70 as of December 31, 1998.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


COMMON STOCK ISSUED:

     In 1998 the Company issued a total of 218,400 shares of common stock. These shares were issued pursuant to two separate private placement issues: one ending July 8, 1998; and one ending August 11, 1998. In addition, 22,987 and 91,311 shares of common stock were issued to holders of preferred stock series A and a one-for-five exchange conversion in accordance with terms of the preferred stock in 1998 and 1997, respectively. The new issues of common stock were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended.

     In 1997 the Company issued a total of approximately 550,560 shares of common stock. These shares were issued pursuant to two separate private placement issues: one ending February 1997; and one ending July 1997. Specifically, the Company issued 330,560 and 130,700 shares of common stock in 1997 and 1996, respectively at $3.75 per share pursuant to the private placement memorandum dated November 1996. During 1997 the Company also issued 220,000 shares of common stock at $7.00 per share pursuant to a private placement dated June 1997. In addition, 91,000 shares of common stock were issued due to the exercise of qualified stock options by certain non- officer employees or former employees of the Company and 31,994 shares of common stock were issued to converting warrantholders. Stock issue costs were $302,277 in 1997.

PREFERRED STOCK ISSUED:

     From late August 1998 until December 31, 1998, the Company offered up to 123,077 units for sale in a private placement of securities of which 67,192 units were sold. Each unit consisted of one share of Series B Preferred Stock and one Warrant to purchase shares of Common Stock. The purchase price per unit was $32.50.

     Each share of Series B Preferred Stock entitles the holder thereof to receive an annual dividend equal to $2.60. Until February 15, 1999, each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by $16.25, subject to certain adjustments. Thereafter, each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to the per unit purchase price divided by 80% of the average closing bid price of the Common Stock for the 20 consecutive trading days prior to the conversion date, subject to certain adjustments; provided, however, that such average price may not be greater than $12.50 nor less than $3.75. All outstanding shares of Series B Preferred Stock will be automatically converted into Common Stock on September 23, 2001 if the Company has registered such common shares under the Securities Act and the Common Stock is traded on the Nasdaq.

     Each Warrant expires in five years, and is callable by the Company and entitles its holder to purchase Common Stock at $16.25 per share. The number of shares of Common Stock for which the Warrant in each unit will be exercisable will equal the number of shares of Common Stock into which the associated share of Series B Preferred Stock contained in the unit will have been converted. The Warrants are callable by the Company provided the Common Stock has not traded below $21.875 for 20 consecutive trading days prior to the call exercise date, the underlying shares are registered under the Securities Act and the Common Stock is traded on the Nasdaq.

     In connection with the offering of the Series B Preferred Stock and Warrants described above, the Company agreed to use its best efforts to register the shares of Common Stock underlying the Series B Preferred Stock and the Warrants and to pay a penalty if such registration was not effective by February 28, 1999. The registration statement for such Common Stock was not effective by February 28, 1999, and as of the date of this report is still not effective. As a result, the Company is paying a penalty to the investors in the offering equal to 1% of the purchase price of the

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


units for each of the first two 30-day periods following February 28, 1999 and 3% for every 30-day period thereafter until the registration statement has been declared effective.

     The Company issued 67,192 of such units for total gross proceeds of $2,183,747. The Company paid Miller, Johnson & Kuehn $126,687 in placement agent commissions and $23,302 for accountable expenses, including legal fees, incurred in connection with the offering.

NOTE 9. INCOME TAXES

     At December 31, 1998, the Company had a net operating loss carryforward of approximately $7.0 million. Approximately $3.6 million of the net operating loss carryforward will be subject to an annual limitation as defined by Section 382 of the Internal Revenue Code of approximately $200,000. Current and future equity transactions could further limit the net operating losses available in any one year.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1997 are shown as follows:


                                                                           Years Ended December 31,
                                                                    ---------------------------------------
                                                                          1998                  1997
                                                                    -----------------    ------------------
Deferred tax assets:
   Allowance for doubtful accounts                                  $         127,000    $            5,000
   Purchased technology                                                        58,000                    --
   Net operating loss carryforward                                          2,911,000             1,360,000
                                                                    -----------------    ------------------
       Subtotal                                                             3,096,000             1,365,000

Less valuation allowance for deferred tax asset                            (2,032,000)           (1,212,000)
                                                                    -----------------    ------------------
                                                                            1,064,000               153,000
Deferred tax liabilities:
   Depreciation                                                              (153,000)             (153,000)
   Capitalized software                                                      (911,000)                   --
                                                                    -----------------    ------------------
       Net deferred tax assets                                      $              --    $               --
                                                                    =================    ==================

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The provisions for income taxes consists of the following for the years ended December 31, 1998 and 1997.


                                    Years Ended December 31,
                                 -------------------------------
                                     1998              1997
                                 ------------     --------------
     Current
          Federal                $         --     $           --
          State                            --                 --
                                 ------------     --------------
               Total                       --                 --

     Deferred                              --                 --
                                 ------------     --------------
               Total             $         --     $           --
                                 ============     ==============


     The income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% as a result of the following:


                                                  Years Ended December 31,
                                              ---------------------------------
                                                   1998              1997
                                              ---------------   ---------------

Expense (benefit) at statutory rate           $      (681,076)  $        77,000
State income tax expense (benefit),
   net of federal                                    (102,216)           13,000
Change in valuation allowance                         820,000           (94,000)
Other                                                 (36,708)            4,000
                                              ---------------   ---------------
         Actual tax expense (benefit)         $            --   $            --
                                              ===============   ===============

NOTE 10. OPERATING LEASES

COMPANY AS LESSOR:

     The Company leases equipment, primarily VCC units, under noncancellable operating leases expiring in various years. The cost of equipment subject to such leases is recorded as leased equipment.

     The operating lease payment stream related to leases initiated in 1996 was assigned to a third party, on a non-recourse basis, for a lump sum payment to the Company in 1996. The present value of the cash received was recorded as deferred revenue and is being recognized into revenue over the term of the underlying leases. These underlying leases, after being extended, terminated in 1998. Deferred revenue recorded by the Company related to these leases as of December 31, 1997 was approximately $20,000, respectively. Future minimum lease payments to be received for operating leases in which the payment stream has not been assigned to a third party are $15,192 and $11,224 for 1999 and 2000, respectively.

COMPANY AS LESSEE:

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company has operating leases for certain development related IBM computers, office equipment and its office premises. The rental payments under these leases are charged to expense as incurred. All the leases provide that the Company pay taxes, maintenance, insurance, and other operating expenses applicable to the leases. Lease expense in 1998 and 1997 was approximately $94,000 and $112,000, respectively. The future minimum lease payments are approximately $94,000 and $94,000 for the years 1999 and 2000, respectively.

NOTE 11. SUBSEQUENT EVENTS -- ACQUISITION OF BREECE HILL & ISSUANCE OF SERIES C PREFERRED STOCK

ACQUISITION OF BREECE HILL TECHNOLOGIES, INC.

     On March 5, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with GMI, BHT Acquisition, Inc. (a new subsidiary of GMI created solely for purposes of the merger and referred to in this discussion as "Merger Subsidiary") and Breece Hill Technologies, Inc. ("BHT"). Under the terms of the Merger Agreement, shortly after approval of the merger by the stockholders of BHT, and the satisfaction or waiver of the terms and conditions contained in the Merger Agreement (which is expected to occur in April 1999), the Merger Subsidiary will merge with and into BHT, BHT, as the surviving corporation (the "Surviving Corporation"), will become a subsidiary of GMI and the Board of Directors of the Surviving Corporation will be comprised of the directors of Merger Subsidiary and the officers of the Surviving Corporation will be the officers of BHT.

     In exchange for all of the outstanding shares of BHT common and preferred stock, the Company will deliver one or more warrants to purchase 900,000 shares of GMC Common Stock (subject to adjustment) and may also be required to deliver, one year after the Closing Date, GMC Common Stock and cash under the Earn Out Provisions of the Merger Agreement. In connection with the merger, the Company and Global MAINTECH, Inc. also will guarantee up to $3,800,000 of outstanding debt of BHT.

     For additional details concerning the merger, please refer to the Merger Agreement attached as Exhibit 2.2 to the Company's Annual Report on Form 10KSB for the year ended December 31, 1998.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ISSUANCE OF SERIES C PREFERRED STOCK

     On March 25, 1999, the Company issued 1,600 shares of its Series C Convertible Preferred Stock (the "Series C Preferred Stock) to certain accredited investors in a private offering. In connection with such offering, the Company also issued warrants to the investors to purchase up to 20,000 shares of Common Stock. Settondown Capital International Ltd., the placement agent used in connection with the offering, received 75 shares of Series C Preferred Stock and a warrant to purchase an aggregate of 20,000 shares of Common Stock, in addition to $96,000 in fees for costs incurred in connection with the offering, including legal fees.

     The holders of Series C Preferred Stock are not entitled to vote except in the event the Company desires to issue shares of a class or series of preferred stock which could adversely effect the rights of such holders, or as may otherwise be required by law. The holders of Series C Preferred Stock are entitled to receive dividends at an annual rate of 8% of the stated value ($1,000) of the Series C Preferred Stock, subject to the prior declaration or payment of any dividend to which the holders of the Company's Series A Preferred Stock and the Series B Preferred Stock are entitled. Dividends on shares of the Series C Preferred Stock are cumulative and are payable only upon conversion of the Series C Preferred Stock.

NOTE 12. SUBSEQUENT EVENT -- REVERSE STOCK SPLIT

     On September 2, 1999, the Company effected a reverse stock split of one share of the Company's Common Stock for each five shares of such Common Stock and effected a reverse stock split of one share of the Company's Series B Convertible Preferred Stock for each five shares of such Series B Stock. As a result of this stock split, certain conversion prices in regards to preferred stock were also adjusted. The effect of these stock splits and related conversion price changes has been retroactively reflected in the accompanying consolidated financial statements and notes thereto.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                     ASSETS


                                                              September 30,
                                                                   1999
                                                          ----------------------
CURRENT ASSETS
  Cash and cash equivalents                               $              754,128
  Accounts receivable, less allowance for
     doubtful accounts of $760,000                                     8,247,561
  Other receivables                                                      241,119
  Inventories                                                          4,794,313
  Prepaid expenses and other                                             570,495
  Current portion deferred debt issue costs                               75,790
     Total current assets                                             14,683,406

Property and equipment, net                                            1,647,452
Leased equipment, net                                                    132,026
Software development costs, net                                        3,397,610
Purchased technology and other intangibles, net                       21,989,322
Other assets, net                                                        449,874
                                                          ----------------------
                         TOTAL ASSETS                     $           42,299,690
                                                          ======================

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                       September 30,
                                                                                           1999
                                                                                  --------------------
CURRENT LIABILITIES
  Accounts payable                                                                $          6,068,545
  Current portion of notes payable                                                           7,152,730
  Accrued liabilities, compensation and payroll taxes                                        4,828,444
  Other                                                                                        291,878
  Deferred revenue                                                                             660,880
                                                                                  --------------------
     Total current liabilities                                                              19,002,477
                                                                                  --------------------

  Subordinated notes payable, less current portion                                           5,595,118
  Minority interest                                                                          1,000,000
                                                                                  --------------------
     Total liabilities                                                                      25,597,595

STOCKHOLDERS' EQUITY
  Voting, convertible preferred stock - Series A, convertible into one common stock share for each five preferred shares, no par value; 887,980 authorized; 129,176 shares issued and outstanding; total
     liquidation preference of outstanding shares - $242,200                       $            60,584
  Voting, convertible preferred stock - Series B, convertible on or before September 23, 2001, based on price of common stock; conversion price not to exceed $12.50 per share or be less than $3.75; dividend of payable in cash or common stock of Company; no par value; 123,077 8%
     shares authorized; 51,792 shares issued and outstanding; total liquidation
     preference of outstanding shares - $1,683,269                                           1,683,269
  Non-voting, convertible preferred stock - Series C, convertible on or before March 31, 2002, based on price of common stock; conversion price not to exceed $12.50 per share; dividend of 8% payable in cash or common stock of Company; no par value; 1,675 shares authorized; 1,675 shares issued and outstanding; total liquidation preference of outstanding
     shares - $1,675,000                                                                     1,504,000
  Common stock, no par value; 9,698,992 shares authorized; 4,821,187
     shares issued and outstanding                                                                  --
  Additional paid-in-capital                                                                25,305,133
  Notes receivable-officers                                                                   (294,500)
  Accumulated deficit                                                                      (11,556,391)
                                                                                  --------------------

     Total stockholders' equity                                                             16,702,095
                                                                                  --------------------
                                                                                  $         42,299,690
                                                                                  ====================

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                      Nine Months Ended
                                                        September 30,
                                              ---------------------------------
                                                    1999             1998
                                              ----------------  ---------------
Net sales
   Systems                                    $     22,673,592  $     4,325,499
   Maintenance, consulting and other                 3,221,771          806,369
                                              ----------------  ---------------
       Total net sales                              25,895,363        5,131,868

Cost of sales
   Systems                                          14,417,590        1,117,380
   Maintenance, consulting and other                 1,892,435          652,564
                                              ----------------  ---------------
       Total cost of sales                          16,310,025        1,769,944
                                              ----------------  ---------------
       Gross profit                                  9,585,338        3,361,924

Operating expenses
   Selling, general and administrative              13,717,752        2,440,027
   Research and development                          1,240,593          485,984
                                              ----------------  ---------------
     Income (loss) from operations                  (5,373,007)         435,913

Other income (expense):
   Interest expense                                   (824,160)        (215,257)
   Interest income                                       8,811          124,395
   Amortization of deferred debt costs                (904,214)         (33,220)
   Other expenses                                     (451,200)              --
                                              ----------------  ---------------
     Total other income (expense), net              (2,170,763)        (124,082)
                                              ----------------  ---------------
   Income (loss) before cumulative effect
     of change in accounting principle              (7,543,770)         311,831
Cumulative effect of change to straight-line
   depreciation                                         99,607               --
                                              ----------------  ---------------
       Net income (loss)                      $     (7,444,163) $       311,831
                                              ----------------  ---------------
Accrual of cumulative dividends on
   convertible preferred stock                        (242,849)              --
                                              ----------------  ---------------
Net income (loss) attributable to common
   stockholders                               $     (7,687,012) $       311,831
                                              ================  ===============

Basic income (loss) per common share:
   Net income (loss) before cumulative
     effect of change in accounting
     principle                                $         (2.013) $         0.089
   Cumulative effect of change in
     accounting principle                                0.026               --
                                              ----------------  ---------------
Net income (loss)                             $         (1.987) $         0.089
                                              ================  ===============

   Diluted income (loss) per common share:
     Net income (loss) before cumulative
       effect of change in accounting
       principle                              $         (2.013) $         0.077
     Cumulative effect of change in
       accounting principle                              0.026               --
                                              ----------------  ---------------
   Net income (loss)                          $         (1.987) $         0.077
                                              ================  ===============
Shares used in calculations:
   Basic                                             3,868,421        3,521,922
   Diluted                                           3,868,421        4,060,546


The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                    Nine Months Ended
                                                                                      September 30,
                                                                         ----------------------------------------
                                                                                 1999                 1998
                                                                         --------------------   -----------------
Cash flows from operating activities:
   Net income (loss)                                                     $         (7,444,163)  $         311,831
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
       Stock issued for services                                                    1,290,000                  --
       Depreciation and amortization                                                4,925,203             990,238


   Changes in operating assets and liabilities:
     Accounts receivable                                                           (2,082,106)         (1,831,170)
     Other receivables                                                                (77,004)           (173,613)
     Inventories                                                                     (466,301)           (599,837)
     Prepaid expenses and other                                                      (211,508)            (81,643)
     Accounts payable                                                              (2,448,954)             98,386
     Accrued liabilities                                                            1,184,698             146,925
     Deferred revenue                                                                 230,268             (30,516)
                                                                         --------------------   -----------------
         Cash used by operating activities                                         (5,099,868)         (1,169,399)
                                                                         --------------------   -----------------

Cash flows from investing activities:
   Cash received from sales-type leases                                                22,410             679,634
   Purchase of property and equipment                                                (408,747)           (204,770)
   Reduction (increase) in leased equipment                                           (40,686)             37,156
   Investment in software development costs                                        (2,331,189)         (1,904,808)
   Cash acquired in acquisitions                                                      606,998                  --
   Investment in other assets                                                        (190,523)           (803,826)
   Investment in note receivable                                                           --            (170,000)
   Payments received on notes receivable                                                   --              75,000
                                                                         --------------------   -----------------
         Cash used by investing activities                                         (2,341,737)         (2,291,614)
                                                                         --------------------   -----------------

Cash flows from financing activities:
   Net proceeds from issuance of preferred stock                                    1,504,000             481,988
   Net proceeds from issuance of common stock                                       2,720,488           1,627,007
   Net proceeds of short-term notes payable                                         2,807,179                  --
   Net proceeds/payments of long-term notes payable                                   500,000             (75,000)
                                                                         --------------------   -----------------
         Cash provided by financing activities                                      7,531,667           2,033,995
                                                                         --------------------   -----------------

       Net increase (decrease) in cash                                                 90,062          (1,427,018)
     Cash and cash equivalents at beginning of period                                 664,066           1,726,889
                                                                         --------------------   -----------------
     Cash and cash equivalents at end of period                          $            754,128   $         299,871
                                                                         ====================   =================

The accompanying notes are an integral part of these consolidated statements.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


General

     The consolidated financial statements include the accounts of all subsidiaries in which a controlling interest is held. These subsidiaries include Global MAINTECH, Inc. ("GMI"), Breece Hill Technologies, Inc. ("BHT"), and Singlepoint Systems, Inc. ("SSI"). The Company is primarily engaged in the business of providing systems and network management products and tape library storage devices to computer data centers, primarily in the United States.

     The Company has expanded through internal development and acquisitions. SSI was created as a subsidiary in connection with the Company's acquisition of substantially all of the assets of Enterprise Solutions, Inc. in November 1998. The Company acquired BHT in April 1999. The network monitoring products were developed during 1998 and were made available for sale in January 1999. In addition, in February 1998 the Company licensed certain software and purchased certain assets relating to the system software business of Infinite Graphics Incorporated, a Minnesota corporation ("IGI"), and in September 1999 the Company purchased the substantially all of the assets and liabilities of Lavenir Technology, Inc ("Lavenir"). The Company uses the IGI and Lavenir software and assets to design, assemble and market computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. However, due to payment default which is in dispute, the IGI license agreement may terminate on December 12, 1999 and the assets purchased from IGI will revert to IGI as of the same date.

     The Company was incorporated under the laws of the State of Minnesota in 1985 under the name Computer Aided Time Share, Inc. In 1995, the Company changed its name to Global MAINTECH Corporation.

Basis of Presentation

     The interim consolidated financial statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of results for such periods. All such adjustments are of a normal recurring nature.

     The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

Income (Loss) Per Share

     Basic and diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the period. During 1999, dilutive shares were excluded from the net loss per share computation as their effect was antidilutive.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     The weighted average shares and total dilutive shares used in the calculation of basic and diluted income (loss) per share are as follows:


                                                     Nine Months Ended
                                            ------------------------------------
                                              September 30,      September 30,
                                                   1999              1998
                                            ------------------ -----------------
Basic Income (Loss) Per Share
Weighted average shares                              3,868,421         3,521,922

Diluted Income (Loss) Per Share
Weighted average shares                              3,868,421         3,521,922
Stock options and warrants                                  --           511,722
Conversion of preferred stock                               --            26,902
                                            ------------------ -----------------
Total dilutive shares                                3,868,421         4,060,546
                                            ================== =================

Capitalized Software Development Costs

     Under the criteria set forth in SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years.

     The carrying value of a software development asset is regularly reviewed by the Company and a loss is recognized when the unamortized costs are not recoverable based on the estimated cash flows to be generated from the applicable software.

Purchased Technology and Other Intangibles

     The Company has recorded the excess of purchase price over net tangible assets as purchased technology and other intangibles based on the fair value of such items at the date of purchase. These assets are amortized over their estimated economic lives using the straight-line method. Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

     The Company has allocated the excess of purchase price over net tangible assets to purchased technology, assembled workforce, distribution agreements, OEM agreements and trade names. The amortization periods for these categories vary from 2 to 7 years and average approximately 5 years. For a substantial portion of these assets the Company employed an independent valuation firm to determine the allocation of excess purchase price and the appropriate amortization periods.

     Purchased technology and other intangibles at September 30, 1999 includes $14,752,117 of gross intangible assets as a result of the acquisition of BHT, $3,300,000 of gross assets as a result of payment of contingent consideration related to the acquisition of IGI and $4,985,000 of gross intangible assets as a result of the Lavenir acquisition (each discussed under "Acquisitions").

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


Reverse Stock Split

     The Company effected a reverse stock split of 1 share of the Company's Common Stock for each 5 shares of the Company's Common Stock, on September 2, 1999. The conversion of Preferred Stock into Common Stock was also adjusted, and in some cases, the Preferred Stock itself according to its terms. As a result, the aggregate number of authorized shares of the Company was reduced from 50,000,000 to 10,711,724 shares. Excluding the Preferred Stock, the aggregate number of authorized shares is now 9,698,992. The effect of the stock split on share and per share amounts has been retroactively reflected in the accompanying consolidated financial statements and notes thereto.

     The reverse stock split does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Company's capital stock.

Common Stock Issuance

     In March 1999, the Company began a private placement of common stock at a purchase price of $5.625 per share. The Company completed this private placement on May 12, 1999. A total of 265,222 shares were sold for total gross proceeds of $1,491,875. Aethlon Capital acted as the placement agent. The Company paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. The Company also issued to the agent a warrant to purchase up to 26,522 shares of the common stock with an exercise price of $5.625 per share.

     On June 28, 1999, the Company began a second private placement of common stock at a purchase price of $5.00 per share. As of September 30, 1999 a total of 129,430 shares were sold for total gross proceeds of $647,150. Aethlon Capital acted as the placement agent. The Company paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. The Company also will issue to the agent a warrant to purchase up to 10% of the number of shares of the common stock sold in the offering, which warrant will have an exercise price of $5.00 per share.

     The securities issued pursuant to these offerings were exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933, as amended.

     In August 1999, the Company entered into two arrangements to receive investor relations consulting services in return for the issuance of an aggregate of 258,000 shares of common stock. The Company recorded an expense of $1,290,000 for the value of shares issued for the consulting services received.

     On May 7, 1999, the Company issued convertible notes payable to two accredited investors in the aggregate principal amount of $167,372. The notes were convertible into common stock at $6.25 per share. The notes were to become due on November 7, 1999; however, on September 9, 1999, the notes were converted, in accordance with their terms, into 26,554 shares of common stock. The shares of common stock issued upon conversion of the notes were exempt from registration under Section 3(a)(9) of the Securities Act.

     On August 6 and again on September 30, 1999, the Company rescheduled the principal payment of $250,000 of a $500,000 note payable to Andersen, Weinroth, which originally was due on July 31, 1999. This payment is now due on November 30, 1999. In connection with these reschedulings, the Company issued warrants to purchase a total of 30,000 shares of common stock at an exercise price of $5.40 per share to Andersen, Weinroth. These warrants have a term of five years and were issued pursuant to Section 4(2) of the Securities Act. The fair value of these warrants is being amortized over the new debt payment term.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


Change in Depreciation Method

     Effective January 1, 1999, the Company adopted the straight-line method of depreciation for its property and equipment. Previously the Company used the double declining balance method. The Company changed its method based on an evaluation by management which indicated that the property and equipment does not depreciate on an accelerated basis during its early years, is not subject to significant additional maintenance in the later years of the assigned useful life and that the new method results in a better matching of revenues and expenses.

     The cumulative effect of this accounting change was to decrease the net loss by $99,607 ($0.026 per share) in the nine months ended September 30, 1999.

Reclassifications

     Certain amounts previously reported in 1998 have been reclassified to conform to the 1999 presentation.

Acquisitions

     On September 28, 1999, the Company, through its wholly owned subsidiary Global MAINTECH, Inc. ("GMI"), purchased substantially all the assets of Lavenir Technology, Inc., a California corporation ("Lavenir"), pursuant to an Agreement and Plan of Reorganization (the "Purchase Agreement") by and among the Company, GMI and Lavenir. Immediately prior to the acquisition, Lavenir was engaged in the business of developing and selling software and Raster Photoplotters for the printed circuit board industry.

     In addition to purchasing substantially all of the assets of Lavenir (including rights under and to Lavenir's computer software products and the trademarks and copyrights related thereto), the Company assumed certain liabilities of Lavenir, including, Lavenir's ongoing leases, debt and contract obligations. The primary assets acquired by the Company were a suite of CAD/CAM software products, including the ability to design, test, verify and repair precision graphics designs. This software is sold independently or with Raster Photoplotters, sophisticated hardware products used to build master printed circuit boards.

     The transaction was treated as an asset purchase for accounting purposes. The total purchase price of $5,300,000 is payable as follows: 266,000 shares of the Company's common stock was paid to Lavenir at closing and $400,000 in the form of a payable due on January 31, 2000. A maximum of 700,000 additional shares of common stock are issuable as of April 30, 2000 sufficient to cause the value of the shares previously issued and the $400,000 liability to total $5,300,000 as of April 30, 2000. The holders of common stock issued by the Company in connection with the acquisition were granted customary registration rights.

     The Company received net assets fair valued at approximately $315,000 as a result of the Lavenir acquisition and allocated the remaining purchase price of $4,985,000 to purchased technology with useful lives of three to five years.

     On April 14, 1999, the Company acquired all of the issued and outstanding common stock and Series A Convertible Preferred Stock (the "Outstanding Shares") of Breece Hill Technologies, Inc. ("BHT") in connection with the merger of BHT Acquisition, Inc., a subsidiary of GMI, with and into BHT. BHT was the surviving corporation and is now a subsidiary of GMI. The Company recorded this acquisition using the purchase method of accounting.

     In exchange for the cancellation of their Outstanding Shares, holders of such shares received rights to proportionate interests in the merger consideration, which consisted of warrants to purchase a total of 900,000

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


shares of the Company's common stock and the right to receive an earn out payment based in part on the sales of BHT over the twelve months following the acquisition. This earn out payment will be made, if at all, in the form of the Company's common stock in the maximum amount of 1,100,000 shares, a portion of the fair value of which may be satisfied with cash. Subsequent to the date of acquisition, the BHT subsidiary issued 400,000 shares of Preferred Stock Series B to Hambrecht & Quist Guaranty Fund LLP in exchange for a reduction of debt secured by certain assets of BHT in the amount of $1,000,000. The Preferred Stock has a monthly dividend of $10,000 payable in cash or common stock of Global MAINTECH Corporation and is convertible at the option of the holder into common stock of Global MAINTECH Corporation. The Company has recorded this Preferred Stock as a minority interest in BHT.

     BHT is a supplier of automated tape libraries used to backup, restore and archive information stored in networks on servers, PCs and workstations, and stored via on-line data storage subsystems.

     The Company engaged an independent valuation firm to determine the fair value of the assets purchased. The total valuation in excess of the book value acquired was $14,752,117 and is comprised of the fair value of warrants issued using a Black-Scholes valuation model in the amount of $7,630,544, and liabilities assumed in excess of assets in the amount of $7,121,573. The $7,630,544 valuation includes the warrants to purchase 900,000 shares of common stock and warrants issued to Maven Securities, Inc., as fees for acting as placement agent. The Company assigned $494,000 of the $14,752,117 valuation to inventory which was expensed as a cost of sale in the fiscal quarter ended June 30, 1999 and assigned $83,381 to in process research and development which was expensed in the fiscal quarter ended June 30, 1999. The remaining portion of this valuation of $14,174,736 was assigned to purchased technology in the following components:


                                              Amount         Amortization period
                                              (000's)              (years)
                                           -------------     -------------------
Technology                                 $       4,632              7
Assembled workforce                                1,575              3
Distribution Agreements                            5,374              7
IBM OEM Agreement                                  1,668              2
Trade Name                                           926              7
                                           -------------
                                  Total    $      14,175

The Company recorded amortization expenses of approximately $1,650,000 through September 30, 1999 related to the above intangible assets.

     The unaudited pro forma combined historical results, as if BHT and Lavenir had been acquired as of January 1, 1998, are estimated to be:


                                                                  Nine months
                                           Nine months               ended
                                              ended              September 30,
(000's, except per share data)         September 30, 1999            1998
------------------------------       --------------------    ------------------
Revenue                              $             31,700    $           31,170
Net loss                                           (6,078)               (2,674)
Net loss per common share                          (1.726)               (0.691)

The pro forma results include amortization of the intangibles related to both acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     In June 1999 the Company settled the amount of contingent consideration related to certain software assets purchased from Infinite Graphics, Inc., pursuant to an acquisition agreement dated February 1998. In addition to the initial cash paid in 1998 of $700,000, the contract provided for additional contingent consideration based on certain operating results in the amount of $3,300,000. As operating results met the criteria related to the contingent consideration, the full contingent amount was fulfilled. The Company paid this amount by an assignment of accounts receivable in the amount of $1,435,481, and by the recognition of an accrued liability in the amount of $1,864,519 which is now recorded in current liabilities. The additional consideration was recorded as additional purchased technology and other intangibles.

Contingencies

     On October 29, 1999, the Company rescheduled the borrowing base line of credit to bring it into compliance with the terms of its credit facility with H&Q and made arrangements to make the final payment of $250,000 of a $500,000 note payable to Andersen, Weinroth which was due on September 30, 1999. This payment is now scheduled to be made on or before November 30, 1999.

     Pursuant to the terms of the purchase agreement relating to the Company's acquisition of Enterprise Solutions, Inc. ("ESI"), the Company may be required to return the purchased assets and assumed liabilities of ESI to the former shareholders of ESI on a prospective basis if the Company does not meet certain working capital conditions set forth in the purchase agreement. On September 29, 1999, ESI notified the Company that its subsidiary, Global MAINTECH, Inc. was in default of one of those conditions. This default notice has since been waived by ESI.

     The Company received notice from Infinite Graphics Incorporated, dated November 12, 1999, regarding (1) the termination of the license agreement for the IGI CAD/CAM software it licensed from IGI pursuant to the License and Asset Purchase Agreement between the Company and IGI dated February 27, 1998 (the "IGI Agreement") and (2) the transfer back to IGI of the related assets the Company purchased from IGI pursuant to the IGI Agreement (the "Transferred Assets"). IGI's right to terminate the license agreement and to reclaim the Transferred Assets arose due to the Company's inability to pay the earn-out payment due to IGI pursuant to the Purchase Agreement. The amount of this payment was approximately $1,864,000 and was due in June 1999. The termination of the license and the reversion of the assets, according to the claim is to be effective as of December 12, 1999. IGI claims that the Company still must pay IGI all or a portion of the earn out payment. The Company intends to dispute this claim vigorously.

Subsequent Events

NOTE PAYABLE TO ANDERSEN, WEINROTH & CO.

     On August 6, 1999, the Company rescheduled the principal payment of $250,000 of a $500,000 note payable to Andersen, Weinroth & Co. which was due on July 31, 1999. The due date of the payment was extended to November 30, 1999 and the payment was made in full by such date.

RE-NEGOTIATION OF PAYMENT PROVISION REGARDING LAVENIR ACQUISITION

     In November 1999, a $400,000 note payable due January 31, 2000, relating to the September 1999 Agreement with Lavenir Technology, Inc. was negotiated to a $100,000 note payable due January 31, 2000 in return for 100,000 shares of the Company's common stock.

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


ASSET SALE TO MT ACQUIRING CORP.

     The Company, GMI, and Magnum Technologies, Inc. a wholly owned subsidiary of GMI ("Magnum"), sold all of the business and properties used by GMI in connection with its business conducted under the Magnum name pursuant to an Agreement of Purchase and Sale of Assets made as of January 26, 2000 by and among MT Acquiring Corp., Tim Hadden, Greg Crow, GMI, Magnum and the Company. In the sale, MT Acquiring Corp. received properties and three software products used to provide network monitoring and analysis services: CAP-TREND, Coordinator and Advantage. MT Acquiring Corp. and it principals, Tim Hadden and Greg Crow, also received a release from GMI, Magnum and the Company for all claims arising out of the association of MT Acquiring Corp.'s principals with GMI, Magnum and the Company. In exchange for the foregoing, MT Acquiring Corp. and its principals released all claims against the Company, GMI and Magnum relating to the parties' conduct before January 26, 2000, assumed various obligations and contracts related to the business, and delivered a subordinated promissory note payable to the Company in the amount of $214,000. The note bears interest at six percent annually and provides for four semi-annual payments of principal and interest from the date of the note's execution until its maturity date of December 30, 2001.

PROPOSED SETTLEMENT AGREEMENT WITH INFINITE GRAPHICS INCORPORATED

     The Company is currently negotiating the transfer of certain assets and the termination of various software licenses under a proposed settlement agreement with GMI and Infinite Graphics Incorporated ("Infinite Graphics"). The Company acquired the assets and licenses under a February 27, 1998 License and Asset Purchase Agreement with Infinite Graphics. The assets to be transferred would include those used by GMI in designing, assembling and marketing computer-aided design and manufacturing software systems that operate on a variety of mid-range and personal computer platforms. The terminated licenses would include an exclusive software license of software products used in the business and a non-exclusive license of software used in both the Company's business and Infinite Graphics' business. The transfer and termination would be made in exchange for Infinite Graphics' assumption of all contracts and liabilities related to the assets and for mutual release of all claims arising from the License and Asset Purchase Agreement, including Infinite Graphics' release of the Company's payment obligations.

PROPOSED SALE OF BREECE HILL

     On December 27, 1999, the Company signed a letter of intent with regard to the proposed sale of its subsidiary Breece Hill Technologies, Inc., which the Company acquired in April 1999, to Tandberg Data ASA ("Tandberg") of Oslo, Norway. On February 3, 2000, the Company entered into a stock purchase agreement with Tandberg, GMI, Hambrecht & Quist Guaranty Finance LLC, Greyrock Capital and Cruttenden Roth Incorporated. The transaction will require approval by both the Company's and Tandberg's shareholders. Under the terms of the stock purchase agreement and related transactions:

     o the Company would sell all of the common stock of BHT to Tandberg in exchange for $3.4 million cash, less transaction costs and holdbacks;

     o Tandberg will assume or repay approximately $6.1 million in liabilities of BHT;

     o the Company and GMI will be released from our obligations with respect to approximately $5.7 million of debt to be prepaid by Tandberg at the closing;

     o holders of BHT Series B preferred stock will receive up to $1 million in cash in the aggregate;

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     o former holders of BHT Series A preferred stock at the time of the merger between BHT and GMI ("the former BH Series A holders") will receive up to approximately $1.5 million in cash in the aggregate;

     o former holders of BHT common stock at the time of the merger between BHT and GMI ("the former BH Common holders") will receive warrants to purchase up to 5,091,160 ordinary shares of Tandberg at a price of NOK 30, and up to 518,225 shares of the Company's common stock in the aggregate and warrants to purchase up to 200,000 shares of the Company's common stock in the aggregate; and

     o the former BH Series A holders and the former BH Common holders will release any claims they may have against the Company, GMC, BHT or Tandberg, except for certain claims against the Company and GMI related to the Company's obligation to issue options under the merger agreement between BHT and GMI.

ISSUANCE OF SERIES D PREFERRED STOCK

     On January 19, 2000, the Company issued 2,725 shares of Series D Convertible Preferred Stock ("Series D Stock") in a private placement. The shares were issued as follows: (1) 700 shares to new investors for $700,000 in the aggregate; (2) 300 shares to certain investors upon conversion of $300,000 of convertible promissory notes issued by Global MAINTECH, (3) 1,600 shares to the holders of Global MAINTECH's then outstanding Series C Convertible Preferred Stock in exchange for all of their Series C shares; and (4) 125 shares to the placement agent as compensation for placement agent services. In addition, in connection with the Series D Stock offering (1) the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of common stock in exchange for the warrants issued to them in the Series C offering. The Company also issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C shares. Each share of Series D Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. Holders of Series D Stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable, upon conversion of the Series D Stock, in either cash or shares of common stock, at the option of the Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant.

ISSUANCE OF SERIES E PREFERRED STOCK

     On December 30, 1999, the Company issued 2,650 shares of Series E Convertible Preferred Stock ("Series E Stock") and warrants to purchase 51,000 shares of common stock in a private placement for consideration totaling $2,650,000. Each share of Series E Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.125. The holders of Series E Stock are also entitled to receive dividends at the annual rate of 8% of the per share purchase price. The dividends are payable upon conversion of the Series E Stock, in either cash or shares of common stock, at the option of Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to

                  GLOBAL MAINTECH CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

purchase common stock at $5.125 per share at any time before the fifth anniversary of the date of issuance of the warrant.

ISSUANCE OF SERIES F PREFERRED STOCK

     On February 23, 2000, the Company issued 2,000 shares of Series F Convertible Preferred Stock ("Series F Stock") and warrants to purchase 50,000 shares of common stock in a private placement for consideration totaling $2,000,000. Each share of Series F Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $6.75. The holders of Series F Stock are also entitled to receive dividends at the annual rate of 8% of the per share purchase price. The dividends are payable upon conversion of the Series F Stock, in either cash or shares of common stock, at the option of Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $11.00 per share at any time before the fifth anniversary of the date of issuance of the warrant.

LEGAL PROCEEDING

     On February 15, 2000, the Company and GMI were named as defendants in a patent infringement suit brought by R. Breat Johnson and I.D.G. Incorporated in the federal court for the Northern District of Oklahoma. The suit alleges, among other things, that the Company's VCC product, when monitoring a mainframe computer, infringes on a patent held by the plaintiffs. The Company believes that the plaintiffs' claims are without merit, but is attempting to settle the claims in order to avoid protracted and costly litigation.

================================================================================



                                3,074,726 Shares



                                     Global
                                    MAINTECH
                                   Corporation


                                  Common Stock




                                 --------------

                                   PROSPECTUS

                                 --------------





                               ____________ , 2000



================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Article Seven of Global MAINTECH's articles of incorporation provides that a director shall not be liable to Global MAINTECH or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Global MAINTECH or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (4) for any transaction from which the director derived an improper personal benefit, or (5) for any act or omission occurring prior to the date when such Article Seven became effective.

     Global MAINTECH's bylaws provide that the officers and directors of Global MAINTECH and others shall be indemnified to substantially the same extent permitted by Minnesota law.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Global MAINTECH maintains a standard policy of officers' and directors' insurance.

Item 25. Other Expenses of Issuance and Distribution

         SEC Registration Fee......................................   $   7,610
         Accounting Fees and Expenses..............................      15,000
         Legal Fees and Expenses...................................      25,000
         Blue Sky Fees and Expenses................................       6,000
         Printing and Engraving Expenses...........................       5,000
         Miscellaneous.............................................           0
                                                                      ---------
                  Total............................................   $  58,610
                                                                      =========

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by Global MAINTECH.

Item 26. Recent Sales of Unregistered Securities.

     November 1996 Offering. Global MAINTECH issued a Private Placement Memorandum dated November 25, 1996 (the "November 1996 Memorandum"), offering for purchase up to 483,000 shares of Global MAINTECH's common stock at $3.75 per share, as adjusted for the reverse stock split. As of December 31, 1996, 130,700 shares were issued pursuant to the November 1996 Memorandum. During January and February 1997, Global MAINTECH issued an additional 330,560 shares in connection with this offering. Maven Securities, Inc. acted as the placement agent. Global MAINTECH paid the placement agent a 10% commission and a 3% fee for expenses and issued to the placement agent a warrant to purchase up to 10% of the number of shares of common stock issued in connection with such offering at an exercise price of $3.75 per share. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued pursuant to the November 1996 Memorandum were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     June 1997 Offering. On June 6, 1997, Global MAINTECH offered for purchase up to 220,000 shares of Global MAINTECH's common stock at $7.00 per share, as adjusted for the reverse stock split. All 220,000 shares were sold pursuant to this offering in July 1997. Global MAINTECH did not use a placement agent with respect to such offering. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued in connection with this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     June 1997 Note. On June 19, 1997, Global MAINTECH issued a promissory note in the amount of $1,000,000 to each of two accredited investors in exchange for a secured subordinated loan in the total amount of $2,000,000. Global MAINTECH also issued warrants to purchase 106,000 shares of Global MAINTECH's common stock at a purchase price of $9.00 per share, as adjusted for the reverse stock split, to one of these accredited investors as a condition of the investor making this loan. All share numbers and price per share numbers are adjusted for the reverse stock split.

     February 1998 Offering. During the second quarter of 1998, Global MAINTECH issued 29,300 shares of common stock to accredited investors at a purchase price of $9.50 per share in a private offering pursuant to the terms of a private placement agreement dated February 19, 1998. Maven Securities, Inc. acted as placement agent for such sale and was paid a 10% commission and a 3% fee for expenses. As additional compensation, Global MAINTECH issued to the placement agent a warrant to purchase 8,530 shares of common stock (equal to 10% of the number of shares of common stock issued in connection with the offering) at an exercise price of $9.50 per share. The aggregate offering price for the shares issued in the second quarter of 1998 was $278,350 and the aggregate placement agent commissions and expenses were approximately $36,200. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares issued were exempt from registration under Rule 506 of Regulation D of the Securities Act. This offering terminated on July 9, 1998 and a total of 85,300 shares were sold.

     July 1998 Offering. On July 21, 1998, Global MAINTECH began a private placement of 333,400 units, each consisting of one share of common stock (subject to possible adjustment as described below) and one Warrant to purchase a fraction of a share of common stock (determined as described below), at a price of $11.00 per unit. Each Warrant entitles the holder thereof to purchase
 .05334 shares of common stock at $13.00 per share for each $5 such investor invested in the offering. In addition, the number of shares purchased in the offering may be increased based on the future market price of the common stock. If the average closing price per share for Global MAINTECH's common stock for all trading days in December 1998 (the "Average Price") is less than $14.65, then the number of shares issued to an investor in the offering will be adjusted in accordance with the following formula: the number of adjusted shares will equal the result obtained by dividing the aggregate investment by 75% of the Average Price; provided, however, that the Average Price is subject to a minimum value of $10.00. This offering terminated on August 11, 1998 and a total of 90,000 units were sold for a total offering price of $990,000. Global MAINTECH offered this private placement without the assistance of a placement agent. All share numbers and price per share numbers are adjusted for the reverse stock split. The shares of common stock issued pursuant to this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act.

     August 1998 Series B Stock. At the end of August 1998, Global MAINTECH began a private placement of up to 123,077 units, as adjusted for the reverse stock split, each consisting of one share of Series B Cumulative

Convertible Preferred Stock ("Series B Stock") and one Warrant to purchase shares of common stock. The purchase price per unit was $32.50.

     Each share of Series B Stock entitles the holder thereof to receive an annual dividend equal to $2.60. Until February 15, 1999, each share of Series B Stock was convertible into that number of shares of common stock equal to the per unit purchase price divided by $16.25, subject to adjustments and as adjusted for the reverse stock split. Thereafter, each share of Series B Stock is convertible into that number of shares of common stock equal to the per unit purchase price divided by 80% of the average closing bid price of the common stock for the 20 consecutive trading days prior to the conversion date, subject to adjustments; provided, however, that such average price may not be greater than $12.50 nor less than $3.75, as adjusted for the reverse stock split. All outstanding shares of Series B Stock will be automatically converted in common stock on September 23, 2001 if Global MAINTECH has registered the such common shares under the Securities Act and the common stock is traded on Nasdaq.

     Each Warrant is a five-year callable warrant to purchase common stock at $16.25 per share, as adjusted for the reverse stock split. The number of shares of common stock for which the Warrant in each unit will be exercisable will equal the number of shares of common stock into which the associated share of Series B Stock contained in the unit will have been converted. The Warrants are callable by Global MAINTECH provided the common stock has not traded below $21.875, as adjusted for the reverse stock split, for 20 consecutive trading days prior to the call exercise date and the underlying shares are registered under the Securities Act and the common stock is traded on Nasdaq.

     Global MAINTECH agreed to use its best efforts to register the shares of common stock underlying the Series B Stock and the Warrants and to pay a penalty if such registration is not effective by February 28, 1999. This penalty is equal to 1% of the purchase price of the units for the first 30-day period following February 28, 1999 and 3% for every 30-day period thereafter until the registration statement has been declared effective. The units were sold only to accredited investors and this offering was exempt from registration under Rule 506 of Regulation D of the Securities Act.

     Miller, Johnson & Kuehn Incorporated ("MJK") acted as the placement agent. In consideration for MJK's services, it received a cash fee equal to 10% of the proceeds from the units it sold and a cash fee equal to 2% of the proceeds from the units sold by Global MAINTECH. In addition, at each closing held in connection with the offering, MJK received a warrant to purchase that number of shares of common stock equal to 10% of the number of units it sold and 2% of the number of units Global MAINTECH sold, with a per share exercise price equal to 110% of the average closing bid price of the common stock for the 20 trading day period immediately prior to such closing. This resulted in Global MAINTECH issuing to MJK warrants to purchase 456, 2,700 and 319 shares of common stock at per share exercise prices equal to $7.05, $7.35 and $5.80, respectively, as adjusted for the reverse stock split.

     Global MAINTECH issued 67,192 of such units for total gross proceeds of $2,183,747. Commissions paid on this amount totaled $126,687 to MJK for placement agent commissions and $23,302 for the payment of MJK's accountable expenses, including legal fees, incurred in connection with the offering.

     Unregistered Issuance in Connection with Asset Purchase from Enterprise Systems, Inc. Global MAINTECH, through its wholly owned subsidiary SinglePoint Systems, Inc. ("SSI"), purchased substantially all of the assets of Enterprise Solutions, Inc., an Ohio corporation ("Enterprise Solutions"), pursuant to an Asset Purchase Agreement effective as of November 1, 1998 (the "Purchase Agreement") by and among the Company, GMI, SSI and Enterprise Solutions.

     In addition to purchasing substantially all of the assets of Enterprise Solutions (including rights under and to Enterprise Solutions' computer software products, the related trademarks and copyrights, Enterprise Solutions' ongoing leases, contracts and certain office equipment), the Company assumed certain liabilities of Enterprise Solutions. The primary assets acquired by the Company were a suite of software products, including AlarmPoint and PhonePoint, which provide intelligent software linked to telephones, pagers and the Internet for notification of critical events. This software is linked to other systems management tools and delivers timely and critical information to the proper person(s) for problem resolution. The acquired software will be offered by the Company to customers as an additional component of the Company's base VCC unit. The Company also obtained Enterprise Solutions' short-term consulting business, which assists companies to optimize their existing systems management and network management tools. The Company expects that this consulting business will generate sales of newly acquired software and of VCC units.

     The purchase price was paid as follows: $200,000 was paid in cash to Enterprise Solutions; options to purchase a maximum of 340,000 shares of Common Stock or a minimum of 80,000 shares of Common Stock, subject to earnings events over the 18 months following the closing, were issued to the shareholders of Enterprise Solutions (the "Shareholder Options"); and options to purchase a maximum of 16,000 shares of Common Stock were issued to the employees of Enterprise Solutions (the "Employee Options"). All such options, as adjusted for the reverse stock split, have an exercise price equal to $6.25 and expire on December 9, 2003.

     The purchase price of the assets is subject to adjustment depending on the after-tax earnings generated by the Company using the purchased assets during the 18-month period following the closing of the transaction ("Adjusted Earnings"). In the event the Adjusted Earnings are less than certain amounts set forth in the Purchase Agreement, the number of shares that may be purchased under the Shareholder Options may be reduced by up to 260,000 shares, as adjusted for the reverse stock split. Conversely, the Company will pay Enterprise Solutions the excess, if any, of the Earn-out Amount (as defined below) over the Option Value (as defined below). "Earn-out Amount" means the greater of (a) 18 times the sum of the Adjusted Earnings for the first, second, third and tenth through eighteenth months following the acquisition or (b) 16 times the sum of the Adjusted Earnings for the seventh month through the eighteenth month following the acquisition. "Option Value" means $200,000 plus the product of the number of shares subject to the Shareholder Options (after any adjustments as described above) multiplied by the spread between the exercise price thereof and the average daily closing price of the Company's Common Stock during the month immediately preceding the last month of the Earn Out Period. Notwithstanding the foregoing, in the event the Earn-out Amount minus the Option Value is less than $5,000,000, the Company, at its option, will either pay the difference to Enterprise Solutions or return the purchased assets (and related liabilities) to Enterprise Solutions as of the end of the Earn-out period. In the event such assets are returned to Enterprise Solutions, the Shareholder Options and the Employee Options will be canceled.

     All securities issued in connection with this transaction were issued under
Section 4(2) of the Securities Act.

     February 1999 Note and Warrants. On February 23, 1999, Global MAINTECH received a loan in the amount of $500,000 from five partners in the investment firm of Andersen, Weinroth & Co. In exchange for the loan, Global MAINTECH issued a promissory note in the amount of $500,000 and Warrants to purchase up to 80,000 shares of Common Stock, as adjusted for the reverse stock split. The promissory note bears interest at an annual rate of 10% payable on April 30, 1999, and upon repayment of the balance due under the note on its maturity date of July 31, 1999. To secure payment under the promissory note, Global MAINTECH granted the investors in the offering a security interest on both its current assets and its noncurrent assets. Holders of the Warrants may exercise them by paying the exercise price in cash or by converting the Warrants under a cashless exercise option. Holders of the Warrants also have the right to"demand" and "piggyback" registration rights under certain circumstances. The Warrants are exercisable at $5.40 per share, subject to adjustment and as adjusted for the reverse stock split. Warrants with respect to 26,760 shares, as adjusted for the reverse stock split, are callable by Global MAINTECH upon the occurrence of certain conditions set forth in the Warrants. Warrants with respect to the remaining 53,240 shares are noncallable. The note and warrants were exempt from registration under Section 4(2)of the Securities Act of 1933.

     March 1999 Offering. In March 1999, the Company began a private placement of common stock at a purchase price of $5.625 per share, as adjusted for the reverse stock split. The Company completed this private placement on May 12, 1999. A total of 265,000 shares were sold for total gross proceeds of $1,491,875. Aethlon Capital acted as the placement agent. The Company paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. The Company also issued to the agent a warrant to purchase up to 26,522 shares of the common stock sold in the offering with an exercise price of $5.625 per share. The shares of common stock issued pursuant to this offering were exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

     March 1999 Note. On March 9, 1999, Global MAINTECH issued a $100,000 convertible note payable to an accredited investor, convertible into Common stock at $6.25 per share, as adjusted for the reverse stock split, at a 6% per annum rate of interest. The convertible note payable is subordinate to current and future debt issued by Global MAINTECH and is due on September 9, 1999. The note was exempt from registration under Section 4(2) of the Securities Act of 1933.

     March 1999 Series C Stock. On March 25, 1999, Global MAINTECH issued 1,600 shares of its Series C Convertible Preferred Stock (the "Series C Stock") to certain accredited investors in a private offering. In connection with such offering, Global MAINTECH also issued warrants to the investors to purchase up to 20,000 shares of Common Stock, as adjusted for the reverse stock split. Settondown Capital International Ltd., the placement agent used in connection with the offering, received 75 shares of Series C Stock and a warrant to purchase an aggregate of 20,000 shares of common stock, in addition to $96,000 in fees for costs incurred in connection with the offering, including legal fees. On January 19, 2000, the holders of Series C stock and warrants to purchase shares of common stock exchanged their Series C shares and those warrants for shares of Series D stock and new warrants, adjusted for the reverse stock split, as described below under "January 19, 2000 Series D Stock."

     Unregistered Issuance in Connection with Merger with Breece Hill Technologies, Inc. On April 14, 1999, the Company acquired all of the issued and outstanding common stock and Series A Convertible Preferred Stock (the "Outstanding Shares") of Breece Hill Technologies, Inc. ("BHT") in connection with the merger of BHT Acquisition, Inc., a subsidiary of GMI, with and into BHT. BHT was the surviving corporation and is now a subsidiary of GMI.

     In exchange for the cancellation of their Outstanding Shares, holders of such shares received rights to proportionate interests in the merger consideration, which consisted of warrants to purchase a total of 900,000 shares of the Company's common stock and the right to receive an earn out payment based in part on the sales of BHT over the twelve months following the acquisition. This earn out payment will be made, if at all, in the form of the Company's common stock in the maximum amount of 1,100,000 shares, a portion of the fair value of which may be satisfied with cash. Subsequent to the date of acquisition, the BHT subsidiary issued 400,000 shares of Preferred Stock Series B to Hambrecht & Quist Guaranty Fund LLP in exchange for a reduction of debt secured by certain assets of BHT in the amount of $1 million. The preferred stock has a monthly dividend of $10,000 payable in cash or common stock of Global MAINTECH Corporation and is convertible at the option of the holder into common stock of Global MAINTECH Corporation. The Company has recorded this Preferred Stock as a minority interest in BHT. BHT is a supplier of automated tape libraries used to backup, restore and archive information stored in networks on servers, PCs and workstations, and stored via on-line data storage subsystems. The Company is currently negotiating the sale of BHT.

     All securities issued in connection with this transaction were issued under
Section 4(2) of the Securities Act.

     May 1999 Offering. On May 7, 1999, Global MAINTECH issued convertible notes payable to two accredited investors in the aggregate principal amount of $167,372. The notes are convertible into common stock at $6.25 per share, as adjusted for the reverse stock split, and bear interest at the rate of 6% per annum. The notes are subordinate to current and future debt issued by Global MAINTECH. The notes were due on November 7, 1999; however, on September 9, 1999, the notes were converted, in accordance with their terms, into 26,554 shares of common stock. The notes were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

     June 1999 Offering. On June 28, 1999, the Company began a second private placement of common stock at a purchase price of $5.00 per share. A total of 144,430 shares were sold for total gross proceeds of $722,150. Aethlon Capital acted as the placement agent. The Company paid the placement agent a cash commission equal to 10% of the gross proceeds and reimbursed the agent for out-of-pocket expenses incurred in connection with the offering. The Company also issued to the agent a warrant to purchase up to 10% of the number of shares of the common stock sold in the offering with an exercise price of $5.00 per share. The shares issued were exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933.

     August 1999 Note Payable. On August 6 and again on September 30, 1999, the Company rescheduled the principal payment of $250,000 of a $500,000 note payable to Andersen, Weinroth, which originally was due on July 31, 1999. This payment was extended to November 30, 1999, and was paid in full by the Company by such date. In connection with these reschedulings, the Company issued warrants to purchase a total of 30,000 shares of common stock at an exercise price of $5.40 per share to Andersen, Weinroth. These warrants have a term of five years and were issued pursuant to Section 4(2) of the Securities Act.

     August 1999 Offering. On August 26, 1999, Global MAINTECH issued 238,000 shares of common stock to Liviakis Financial Communications, Inc. in exchange for an agreement by Liviakis to perform public relations work for Global MAINTECH. An additional 20,000 shares of common stock were issued to The Geneva Group, Inc. to perform public relations work for Global MAINTECH in Europe. The agreement was amended as of November 17, 1999 to extend the term through April 1, 2001. Global MAINTECH issued an additional 390,000 shares of common stock to Liviakis as consideration for extension of the term. Pursuant to the agreement, Liviakis agreed to a lock-up of the shares until the expiration of the term of the consultancy. The share numbers are as adjusted for the reverse stock split and were exempt from registration under Section 4(2) of the Securities Act of 1933.

     Unregistered Issuance in Connection with Asset Purchase from Lavenir Technology, Inc. On September 28, 1999, the Company, through its wholly owned subsidiary Global MAINTECH, Inc. ("GMI"), purchased substantially all the assets of Lavenir Technology, Inc., a California corporation ("Lavenir"), pursuant to an Agreement and Plan of Reorganization (the "Purchase Agreement") by and among the Company, GMI and Lavenir.

     In addition to purchasing substantially all of the assets of Lavenir (including rights under and to Lavenir's computer software products and the trademarks and copyrights related thereto), the Company assumed certain liabilities of Lavenir, including, Lavenir's ongoing leases, debt and contract obligations. The primary assets acquired by the Company were a suite of CAD/CAM software products, including the ability to design, test, verify and repair precision graphics designs, This software is sold independently or with Raster Photoplotters, sophisticated hardware products used to build master printed circuit boards.

     The total purchase price of $5,300,000 was payable as follows: 266,000 shares of the Company's common stock was paid to Lavenir at closing, and $400,000 was paid in the form of a note payable due on January 31, 2000. In November 1999, the $400,000 note was negotiated to a $100,000 note payable due January 31, 2000 in return for 100,000 shares of the Company's common stock. A maximum of 700,000 additional shares of common stock are issuable as of April 30, 2000 sufficient to cause the value of the shares and debt previously issued and the original $400,000 liability to total $5,300,000 as of April 30, 2000. The holders of common stock issued by the Company in connection with the acquisition were granted customary registration rights.

     All securities issued in connection with this transaction were issued under
Section 4(2) of the Securities Act.

     November 1999 Offering. On November 30, 1999, in a transaction separate from the consulting agreement referenced above under "August 1999 Offering," Global MAINTECH issued to John and Renee Liviakis 125,000 shares of common stock at a total purchase price of $500,000 pursuant to a subscription agreement. The parties agreed to a lock-up of the shares for the same period as the lock-up referenced under "August 1999 Offering" above.

     January 19, 2000 Series D Stock. On January 19, 2000, we issued 2,725 shares of Series D Convertible Preferred Stock ("Series D Stock") in a private placement. The shares were issued as follows: (1) 700 shares to new investors for $700,000 in the aggregate; (2) 300 shares to certain investors upon conversion of $300,000 of convertible promissory notes issued by Global MAINTECH, (3) 1,600 shares to the holders of Global MAINTECH's then outstanding Series C Convertible Preferred Stock in exchange for all of their Series C shares; and (4) 125 shares to the placement agent as compensation for placement agent services. In addition, in connection with the Series D Stock offering (1) the holders of warrants issued in the Series C offering were issued warrants to purchase 20,000 shares of common stock in exchange for the warrants issued to them in the Series C offering. We also issued 30,000 shares of common stock to the new investors and 120,000 shares of common stock to the holders of the Series C shares. Each share of Series D Stock is convertible into the number of shares of common stock calculated by dividing the per share purchase price of $1,000 by the conversion price. The conversion price equals the lesser of 75% of the average of the three lowest closing bid prices of the common stock during the 15 trading days immediately before the conversion date or $5.4375. Holders of Series D Stock are entitled to receive dividends at an annual rate of 8% of the per share purchase price. The dividends are payable, upon conversion of the Series D

Stock, in either cash or shares of common stock, at the option of the Global MAINTECH. The number of shares of common stock issuable as a dividend payment will equal the total dividend payment then due divided by the conversion price calculated as of the date that the dividend payment is due. Each warrant entitles its holder to purchase common stock at $8.30 per share at any time before the fifth anniversary of the date of issuance of the warrant.

     Global MAINTECH agreed to use its best efforts to register the shares of common stock underlying the Series D Stock and the Warrants and to pay a penalty if such registration is not effective by the 30th day after issuance of the Series D Stock. This penalty is equal to 2% of the purchase price of the Series D Stock for the first 30-day period following such 30-day period and 3% of such purchase price for every 30-day period thereafter until the registration statement has been declared effective. The shares issued were exempt from registration pursuant to Section 4(2) and Regulation D of the Securities Act of 1933.

     December 30, 1999 Series E Stock. On December 30, 1999, Global MAINTECH issued 2,650 shares of its Series E Convertible Preferred Stock (the "Series E Stock") to certain accredited investors in a private offering. In connection with such offering, Global MAINTECH also issued warrants to the investors to purchase 51,000 shares of Common Stock. The holders of Series E Stock are not entitled to vote except in the event Global MAINTECH desires to issue shares of a class or series of preferred stock which could adversely effect the rights of such holders, or as may otherwise be required by law. The holders of Series E Stock are entitled to receive dividends at an annual rate of 8% of the stated value($1,000) of the Series E Stock, subject to the prior declaration or payment of any dividend to which the holders of Global MAINTECH's Series A Stock, Series B Stock or Series D Stock are entitled. Dividends on shares of the Series E Stock are cumulative and are payable only upon conversion of the Series E Stock. At any time after the issuance of the Series E Stock, each share of Series E Stock is convertible into that number of shares of common stock equal to the stated value of each such share ($1,000) divided by the lesser of $5.125 or 75% of the average of the three lowest closing bid prices of the Common Stock during the 15 trading days immediately preceding the conversion date. All outstanding shares of Series E Stock will be automatically converted into Common stock on December 30, 2001. Each warrant is a five-year callable warrant to purchase Common Stock at $5.125 per share. Global MAINTECH agreed to use its best efforts to file a registration statement with regard to sales of the shares of common stock underlying the Series E Stock and the Warrants and to pay a penalty if such registration statement is not filed by the 30th day after issuance of the Series E Stock or effective by the 120th day after issuance of the Series E Stock. This penalty is equal to 2% of the purchase price of the Series E Stock for the first 30-day period following such 30-day period and 3% of such purchase price for every 30-day period thereafter until the registration statement has been declared effective. The Series E Holders have waived their right to receive their penalty fee if the registration statement is filed on or before March 3, 2000. The shares issued were exempt from registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

     February 17, 2000 Series F Stock. On February 17, 2000, Global MAINTECH issued 2,000 shares of its Series F Convertible Preferred Stock (the "Series F Stock") to certain accredited investors in a private offering. In connection with such offering, Global MAINTECH also issued warrants to the investors to purchase 50,000 shares of Common Stock. The holders of Series F Stock are not entitled to vote except in the event Global MAINTECH desires to issue shares of a class or series of preferred stock which could adversely effect the rights of such holders, or as may otherwise be required by law. The holders of Series F Stock are entitled to receive dividends at an annual rate of 8% of the stated value($1,000) of the Series F Stock, subject to the prior declaration or payment of any dividend to which the holders of Global MAINTECH's Series A Stock, Series B Stock, Series D Stock or Series E Stock are entitled. Dividends on shares of the Series F Stock are cumulative and are payable only upon conversion of the Series F Stock. At any time after the issuance of the Series F Stock, each share of Series F Stock is convertible into that number of shares of common stock equal to the stated value of each such share ($1,000) divided by the lesser of $6.75 or 75% of the average of the three lowest closing bid prices of the Common Stock during the 15 trading days immediately preceding the conversion date. All outstanding shares of Series F Stock will be automatically converted into Common stock on February 17, 2002. Each warrant is a five-year callable warrant to purchase Common Stock at $11.00 per share. Global MAINTECH agreed to use its best efforts to file a registration statement with regard to sales of the shares of common stock underlying the Series F Stock and the Warrants and to pay a penalty if such registration statement is not filed by the 45th day following the issuance of the Series F Stock or effective by the 120th day after issuance of the Series F Stock. This penalty is equal to 2% of the purchase price of the Series E Stock for the first 30-day period following such 45-day period and 3% of such purchase price for every

30-day period thereafter until the registration statement has been declared effective. The shares issued were exempt from registration pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

Item 27. List of Exhibits

 Exhibit
 Number   Description
 -------  -----------
     2.1 Agreement and Plan of Merger dated December 6, 1994, as amended, among Global MAINTECH Corporation (the "Company"), Mirror Consolidation Company, and MAINTECH Resources, Inc. (incorporated by reference to the Company's Form 8-K filed with the Commission on January 19, 1995 (File No. 0-14692)).

     2.2 Agreement and Plan of Merger dated March 5, 1999, among the Company, Global MAINTECH, Inc. ("GMI"), Breece Hill Acquisition, Inc., and Breece Hill Technologies, Inc. (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

     2.3 Agreement and Plan of Reorganization dated as of July 1, 1999 by and among GMI, the Company and Lavenir Technology, Inc. (incorporated by reference to the Company's Form 8-K filed with the Commission on October 12, 1999 (File No. 0-14692)).

     3.1 Bylaws of the Company, as amended (incorporated by reference to the Company's Form S-1 (File No. 33-34894)).

     3.2 Third Restated Articles of Incorporation of the Company, including amendment to effect a reverse split in the capital stock of the Company, filed on November 10, 1999 (filed herewith).

     3.3 Certificate of Designation of Series D Convertible Preferred Stock, as corrected, filed on December 8, 1999 (filed herewith).

     3.4 Certificate of Designation of Series E Convertible Preferred Stock, filed on December 29, 1999 (filed herewith).

     4.1 Form of 11% Convertible Subordinated Debenture due July 1, 1996 (incorporated by reference to the Company's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

     4.2 Form of Registration Agreement between the Company and holders of the Company's 11% Convertible Subordinated Debentures Due July 1, 1996 (incorporated by reference to the Company's Form 10-K for the year ended March 31, 1991 (File No. 0-14692)).

     4.3 Form of Certificate of the Company Series A convertible Preferred Stock (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

     4.4 Form of Certificate of the Company's Common Stock following change of corporate name (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1995 (File No. 0-14692)).

     4.5 Form of Promissory Note, dated June 19, 1997, issued to each of Marquette Bancshares, Inc. and Mezzanine Capital Partners, Inc. (incorporated by reference to the Company's Form SB-2, as amended (File No. 333-33477)).

     4.6 Form of Preferred Stock and Warrant Purchase Agreement, including Registration Rights exhibit thereto, relating to sale of Series B Convertible Preferred Stock and Callable Common Stock Warrants during the fourth quarter of 1998 (incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Commission on February 17, 1999 (File No. 333-72513)).

     4.7 Form of Certificate of the Company's Series B Convertible Preferred Stock (incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Commission on February 17, 1999 (File No. 333-72513)).

     4.8 Form of Series C Convertible Preferred Stock Purchase Agreement, dated March 24, 1999, which sets forth the rights of the holders of Series C Convertible Preferred Stock and the Warrants issued in connection therewith (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

     4.9 Form of Certificate of the Company's Series C Convertible Preferred Stock (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1998 (File No. 0-14692)).

     4.10 Form of Series D Convertible Preferred Stock Purchase Agreement, including Registration Rights Agreement and Common Stock Purchase Warrant attached as exhibits thereto (filed herewith).

     4.11 Form of Certificate of the Company's Series D Convertible Preferred Stock (filed herewith).

     4.12 Form of Securities Purchase Agreement for Series E Convertible Preferred Stock, including Registration Rights Agreement and Common Stock Purchase Warrant attached as exhibits thereto (filed herewith).

     4.13 Form of Certificate of the Company's Series E Convertible Preferred Stock. (filed herewith).

     4.14 Form of Certificate of Designation of Series F Convertible Preferred Stock of the Company (filed herewith).

     4.15 Securities Purchase Agreement, dated as of February 17, 2000, between the Company and the Buyer named therein (to be filed by amendment).

     4.16 Form of certificate for shares of Series F Preferred Stock (filed herewith).

     5    Opinion of Dorsey & Whitney LLP (filed herewith).

     10.1 Global MAINTECH Corporation 1989 Stock Option Plan (incorporated by reference to Exhibit 28 to the Company's Registration Statement on Form S-8 (File No. 33-33576)).

     10.2 Amendments No. 1 and 2, dated October 17, 1991 and April 24, 1992, respectively, to the Company's 1989 Stock Option Plan (incorporated by reference to the Company's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

     10.3 Mirror Technologies, Incorporated 401(k) Plan effective April 1, 1992 (incorporated by reference to the Company's Form 10-K for the year ended March 31, 1992 (File No. 0-14692)).

     10.4 Exclusive Distributor and Licensing Agreement between Yutaka Takagi and Circle Corporation and MAINTECH Resources, Inc. and the Company, Inc. dated December 20, 1994 (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1994 (File No. 0-14692)).

     10.5 Amendment No. 3, dated May 15, 1995, to the Company's 1989 Stock Option Plan (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1995 (File No. 0-14692)).

     10.6 License and Asset Purchase Agreement between Infinite Graphics Incorporated and the Company Corporation dated February 27, 1998 (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1997 (File No. 0-14692)).

     10.7 Asset Purchase Agreement, dated November 1, 1998, by and among GMI., the Company, SinglePoint Systems, Inc. and Enterprise Solutions, Inc. (incorporated by reference to the Company's Form 8-K filed with the Commission on December 23, 1998 (File No. 0-14692)).

     10.8 Office Lease between the Company and Compass Marketing, Inc., sublessor, and Glenborough Realty Trust Incorporated, lessor, dated March 3, 1998 (incorporated by reference to the Company's Form 10- KSB for the year ended December 31, 1997 (File No. 0-14692)).

     21   Subsidiaries of the Company (filed herewith).

     23.1 Consent of KPMG LLP (filed herewith).

     23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5).

Item 28. Undertakings

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information appearing in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price in the "Calculation of Registration Fee" table in the effective registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information in the registration statement;

          Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 3, 2000.

                                       Global MAINTECH Corporation

                                       By  /s/  Trent Wong
                                           -------------------------------------
                                           Trent Wong
                                           Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature to this registration statement appears below hereby constitutes and appoints Trent Wong and James Geiser, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on March 3, 2000.

NAME                                  TITLE
----                                  -----
    /s/ Trent Wong                 Chief Executive Officer (Principal
-----------------------------       Executive Officer) and Director
Trent Wong

    /s/ James Geiser               Chief Financial Officer and Secretary
-----------------------------       (Principal Financial and Accounting Officer)
James Geiser

              *                    Director
-----------------------------
David H. McCaffrey


                                   Director
-----------------------------
John Haugo

              *                    Director
-----------------------------
James G. Watson

                                   Director
-----------------------------
William Howdon

*By: /s/ James Geiser
     ------------------------
       Attorney-in-fact

                                  Exhibit Index

Number         Description
------         -----------
3.2            Third Restated Articles of Incorporation of the Company,
               including amendment to effect a reverse split in the capital stock of the Company, filed on November 10, 1999.

3.3 Certificate of Designation of Series D Convertible Preferred Stock, as corrected, filed on December 8, 1999.

3.4 Certificate of Designation of Series E Convertible Preferred Stock, filed on December 29, 1999.

4.10 Form of Series D Convertible Preferred Stock Purchase Agreement, including Registration Rights Agreement and Common Stock Purchase Warrant attached as exhibits thereto.

4.11           Form of Certificate of the Company's Series D Convertible
               Preferred Stock.

4.12 Form of Securities Purchase Agreement for Series E Convertible Preferred Stock, including Registration Rights Agreement and Common Stock Purchase Warrant attached as exhibits thereto.

4.13           Form of Certificate of the Company's Series E Convertible
               Preferred Stock.

4.14 Form of Certificate of Designation of Series F Convertible Preferred Stock of the Company.

4.16           Form of certificate for shares of Series F Preferred Stock.

5              Opinion of Dorsey & Whitney LLP.

21             Subsidiaries of the Company.

23.1           Consent of KPMG LLP.

23.2           Consent of Dorsey & Whitney LLP (included in Exhibit 5).